Filed pursuant to Rule 424(b)(7)
SEC File No. 333-149769

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price(1)	Amount of registration fee (1)(2)
Common Stock	$206,471	$9

(1)	The shares of common stock being registered include the 14,176,464 shares of common stock issuable upon exercise of the override warrants issued to investors in connection with the March 31, 2008 financing transaction, which have an exercise price of $0.01 per share and 6,470,645 shares issuable upon exercise of additional escrowed warrants and additional warrants issued in connection with anti-dilution adjustments. 21,556,655 shares of our common stock covered by this prospectus supplement were previously registered for resale in connection with our prospectus supplement dated June 18, 2008. 6,110,434 shares of our common stock covered by this prospectus supplement were previously registered for resale in connection with our prospectus supplements dated October 10, 2008 and October 17, 2008. 276,648,106 shares of our common stock covered by this prospectus supplement were previously registered for resale in connection with our prospectus supplement dated December 5, 2008. The number of shares of common stock registered relating to the additional warrants is based upon the number of shares that are currently issuable. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2)	The filing fee of $9 with respect to the 20,647,109 shares of our common stock being registered is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The filing fee with respect to the 304,315,195 shares of our common stock that were previously registered was paid in connection with our prospectus supplements dated June 18, 2008, October 10, 2008, October 17, 2008 and December 5, 2008.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 30, 2008)

Common Stock

This prospectus supplement (the “prospectus supplement”) to the prospectus dated July 30, 2008 of Thornburg Mortgage, Inc. relates to the resale from time to time by the selling shareholders identified in this prospectus supplement of up to 324,962,304 shares of our common stock, par value $0.01 (the “Common Stock”).

In connection with the Financing Transaction (as defined below), on March 31, 2008, warrants exercisable for 16,860,655 shares of our Common Stock (the “Initial Warrants”) were issued to purchasers of the Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”) and warrants exercisable for 3,284,175 shares (reflecting all anti-dilution adjustments as of the date of this prospectus supplement) of our Common Stock were placed in escrow with the Wilmington Trust Company (the “Escrowed Warrants”) on behalf of such purchasers. On September 30, 2008, the holders of our Senior Subordinated Notes became entitled to receive their Escrowed Warrants, which were released to such holders on October 27, 2008 on a pro rata basis (based on the aggregate principal amount of Senior Subordinated Notes outstanding).

In connection with the Override Agreement, dated March 17, 2008 (the “Override Agreement”), on April 1, 2008, we also issued warrants exercisable for 4,696,000 shares of our Common Stock in the aggregate to the counterparties to the Override Agreement (the “Override Warrants”).

On October 1, 2008, 2,954,422 shares of our Common Stock (the “Consent Shares”) were issued to holders of our Senior Subordinated Notes as consideration for their consent (the “PIK Consent”) to receive the September 30, 2008 interest payment due on the Senior Subordinated Notes in additional Senior Subordinated Notes in lieu of cash. Pursuant to the PIK Consent, the Company issued to the consenting holders additional Senior Subordinated Notes (the “PIK Notes”) in the aggregate principal amount of approximately $102.0 million.

On November 26, 2008, warrants exercisable for 282,990,588 shares (reflecting all anti-dilution adjustments as of the date of this prospectus supplement) of our Common Stock (the “Additional Warrants”) were issued to the investors in the Financing Transaction that were participants under the Principal Participation Agreement (as defined below).

In connection with the Amended and Restated Override Agreement dated December 12, 2008 (the “Amended and Restated Override Agreement”), on December 18, 2008, we also issued warrants exercisable for 14,176,464 shares of our Common Stock in the aggregate to the counterparties to the Amended and Restated Override Agreement (the “Additional Override Warrants”). The Escrowed Warrants and the Additional Warrants, prior to exercise, will be subject to further anti-dilution protection pursuant to the Warrant Agreement dated March 31, 2008 (the “Warrant Agreement”). As of January 7, 2009, all of the Initial Warrants and Override Warrants had been exercised; 21,587 of the Escrow Warrants, 9,391,275 of the Additional Warrants and 14,176,464 of the Additional Override Warrants had not been exercised. Each warrant is exercisable for one share of our Common Stock at an exercise price of $0.01 per share.

The selling shareholders may offer and sell their shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may sell shares through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. See “Plan of Distribution” in the accompanying base prospectus for a more complete description of the ways in which the shares may be sold. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

Information concerning the selling shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary.

Our Common Stock (symbol: TMA) was suspended from trading on the New York Stock Exchange (“NYSE”) prior to market opening on December 5, 2008. Our Common Stock is quoted on the Pink Sheets (symbol: THMR). As of January 7, 2009, we had 438,716,805 shares of Common Stock outstanding. The last reported sale price of our Common Stock on the Pink Sheets on January 7, 2009 was $0.15 per share.

On September 26, 2008, we effected a one-for-ten reverse split of our Common Stock (the “Reverse Split”). Unless otherwise noted, all share and per share amounts in this prospectus supplement have been adjusted to reflect such Reverse Split.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 6 of the accompanying base prospectus, on page S-6 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q, to read about risks that you should consider before purchasing shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 9, 2009.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which provides a brief summary of our business and describes the terms under which shares covered by this prospectus may be sold. The second part is the base prospectus which gives more general information, some of which may not apply to shares sold under this prospectus. Generally, when we refer to the “prospectus,” we refer to both this prospectus supplement and the accompanying base prospectus combined. If information varies between this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference, including subsequently filed documents that are incorporated by reference in this prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus contain or incorporate by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may affect our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, our ability to meet our interest payment obligations under the Senior Subordinated Notes and our other indebtedness and financing agreements, our ability to meet the ongoing conditions of the override agreement, general economic conditions, ongoing volatility in the mortgage and mortgage-backed securities industry, changes in interest rates, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage-backed securities, our ability to obtain financing and the terms of any financing that we do obtain, our ability to raise additional capital, our ability to retain or sell additional assets, our ability to meet additional margin calls, the existence of a trading market for our Common Stock and our ability to continue as a going concern. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” beginning on page 4 of the accompanying base prospectus and on page S-6 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q. Also see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview” beginning on page 32 of our Annual Report on Form 10-K/A for the year ended December 31, 2007 and beginning on page 50 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for a discussion of the effect on us of recent developments in the mortgage market. The forward-looking statements contained herein speak only as of the date of this prospectus supplement. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUMMARY

This summary highlights selected information about us. This summary may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying base prospectus, as well as the documents that are incorporated by reference into the accompanying base prospectus, in their entirety. You should carefully consider the factors set forth under “Risk Factors” beginning on page 4 of the accompanying base prospectus and on page S-6 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q, before making an investment decision to purchase shares of Common Stock. Also see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview” beginning on page 32 of our Annual Report on Form 10-K/A for the year ended December 31, 2007 and beginning on page 50 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for a discussion of the effect on us of recent developments in the mortgage market. Unless the context otherwise requires or unless otherwise specified, all references to “we,” “us” or the “Company” in this prospectus supplement and the accompanying base prospectus refer to Thornburg Mortgage, Inc. and its subsidiaries.

The Company

We commenced operations in 1993. We are a single-family (one-to-four unit) residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of purchased ARM assets and ARM loans (“ARM Assets”) and are comprised of traditional ARM Assets, which have interest rates that reprice in a year or less, and hybrid ARM Assets, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM Assets for their remaining terms to maturity (“Hybrid ARM Assets”). Purchased ARM assets are mortgage-backed securities that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of collateralized mortgage debt or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution and we do not have the same access to liquidity or insured deposits, our business purpose, portfolio, strategy and method of operation are best understood in comparison to such institutions. Unlike a bank or savings and loan institution, we finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, collateralized mortgage debt and short-term borrowings that are subject to rollover risk instead of deposits or Federal Home Loan Bank advances. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we may enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM Assets. We manage our exposure to changes in interest rates by holding primarily ARM Assets and we generally maintain a portfolio effective duration of less than one year, which is a calculation expressed in months or years that is a measure of the expected price change of our ARM Assets, hedging instruments and other borrowings based on changes in interest rates. Pursuant to the terms of the override agreement dated March 17, 2008, as amended, entered into by and among us and certain of our reverse repurchase and auction swap agreement counterparties (the “Override Agreement”), we may not enter into any new hedging instruments or ISDA agreements, except cap agreements and swap agreements. Given recent dislocations in the correlation between the prices of our hedging instruments and prices on our mortgage-backed securities, we have temporarily suspended our net effective duration policy. We have a policy to operate with an adjusted equity-to-assets ratio, a non-GAAP measurement, of at least 8%. At September 30, 2008, we were operating at an adjusted equity-to-assets ratio of 18.13%. The adjusted equity-to-assets ratio is a ratio that reflects the relationship between assets financed with recourse debt that is subject to margin calls and our long-term capital, including our senior and subordinated notes. This is a non-GAAP capital utilization measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a reconciliation of this ratio to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity, Capital Resources and Going Concern – Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to optimize our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators and mortgage portfolio lenders. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

For a discussion of the Financing Transaction and the Override Transaction (each as defined below) and recent developments, please see the documents incorporated by reference into this prospectus supplement.

We are an externally advised REIT and are managed under a management agreement with Thornburg Mortgage Advisory Corporation (the “Manager”), which manages our operations, subject to the supervision of our Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus supplement or the accompanying base prospectus. We make available free of charge, through our website, under the “Investors—Investor Information—SEC Filings” section, our Annual Report on Form 10-K/A, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or the “SEC.”

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investors—Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

Recent Developments

Completion of Exchange Offer and Consent Solicitation and Satisfaction of Triggering Event

On November 19, 2008, at 5:00 p.m., New York City time, our offer to exchange each outstanding share of our 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), and 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock” and, together with the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Preferred Stock”) for 3 shares of Common Stock, and the related consent solicitation (the “Exchange Offer and Consent Solicitation”), expired and, on such date, we accepted all of the validly tendered shares of Preferred Stock for exchange. On November 20, 2008, we amended our charter to eliminate significant rights of the holders of Preferred Stock. See Item 3.02 in our Current Report on Form 8-K filed on November 20, 2008 for a more complete description of the charter amendments and the exhibits thereto for the full text of our restated charters. On November 21, 2008, we issued 126,260,109 shares of our Common Stock in exchange for the validly tendered shares of Preferred Stock and completed the Exchange Offer and Consent Solicitation. As a result, we have satisfied the condition requiring us to successfully complete a tender offer for at least 66 2/3% of the outstanding shares of each series of Preferred Stock under the Purchase Agreement, dated as of March 31, 2008, by and among us and the investors named therein (the “Purchase Agreement”).

On November 26, 2008, we issued the Additional Warrants to the investors in the Financing Transaction that were participants under the Principal Participation Agreement, dated March 31, 2008 (the “Principal Participation Agreement”) thereby, satisfying the final condition to the triggering event under the Purchase Agreement (the “Triggering Event”). Due to the satisfaction of the Triggering Event, the Principal Participation Agreement has been terminated pursuant to its terms and the interest rate on the Senior Subordinated Notes has been reduced from 18% to 12% per annum and all interest accrued in excess of 12% per annum at that time has been cancelled.

On December 12, 2008, we entered into the Amended and Restated Override Agreement with the counterparties to the Override Agreement in order to resolve certain interpretative issues in the Override Agreement related to margin calls on downgraded securities and other matters. Pursuant to the Amended Override Agreement, during the override period, which expires on March 16, 2009, the Counterparties agreed not to invoke any margin calls against us under any financing agreement to which they are a party. We agreed to pay to the Counterparties the remaining $110.0 million out of the liquidity reserve fund established in connection with the Override Agreement (the “Liquidity Reserve Fund”), except for $41.2 million that will remain in the Liquidity Reserve Fund, which we can utilize for forecasted operating expenses and debt service payments through March 2009, including payment of the interest payment on our 8% Senior Notes due 2013 (the “8% Senior Notes”) that was due on November 15, 2008. We have also agreed to pay to the Counterparties all of the principal and interest collected on the underlying collateral subject to the Override Agreement to further reduce the outstanding financed balance on an accelerated basis. We will release all claims for prior period unremitted funds and allow the Counterparties to retain those funds to also reduce the loan amounts. Finally, in connection with our obligation to issue additional warrants to the Counterparties following the tender offer equal to at least 4.04% of the Company’s outstanding shares on a fully diluted basis as set forth in the Original Override Agreement, as amended, the we agreed to fix the number of warrants to purchase common stock to be issued at 14,176,464 shares of common stock, at an exercise price of $0.01 per share, and to issue such warrants to the Counterparties no later than December 19, 2008.

On December 18, 2008 we issued the Additional Override Warrants.

Suspension of Trading on the NYSE.

On December 1, 2008, we received notice from NYSE Regulation, Inc. (the “NYSER”) that the NYSER has determined that our Common Stock should be suspended from trading. Trading on the NYSE was suspended prior to market opening on Friday, December 5, 2008. The NYSER based its determination on the fact that the Common Stock price had fallen below the NYSE’s continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period and had not regained compliance with this standard within the required six month period. There has not been an appeal of the NYSER’s determination. Our common stock is quoted on the Pink Sheets (symbol: THMR).

RISK FACTORS

Investing in our Common Stock involves risks. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our profitability. Before making an investment decision, you should carefully consider these risks and the risks described under “Risk Factors” beginning on page 4 of the accompanying base prospectus and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” on page S-2 of this prospectus supplement.

Risk Factors Related to This Offering and the Common Stock

The trading price of our Common Stock may be subject to significant fluctuations and volatility.

The stock markets have experienced high levels of volatility. These market fluctuations may adversely affect the trading price of our Common Stock. In addition, the trading price of our Common Stock has been subject to significant fluctuations and may continue to fluctuate or decline. Factors that could cause fluctuations in the trading price of our Common Stock include the following:

•	changes in our business, operations or prospects;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	catastrophic events, both natural and man-made;

•	governmental litigation and/or regulatory developments or considerations;

•	general market and economic conditions or market and economic conditions affecting our industry generally;

•	publication of unfavorable research reports about us or our industry or withdrawal of research reports by research analysts;

•	the departure of key personnel;

•	market assessments of the Financing Transaction and the likelihood of us returning to normalized business operations;

•	market assessments of the condition, results or prospects of our business; and

•	governmental actions or legislative developments affecting the mortgage industry generally.

Shares of Common Stock eligible for future sale or issuance may cause the market price of the Common Stock to drop significantly, even if we return to normalized business operations.

The market price of the Common Stock could decline as a result of sales or issuance of a large number of shares of the Common Stock in the market after we file this prospectus supplement to allow the shares of Common Stock registered for resale hereunder, including those that have already been issued or are issuable as a result of the exercise of Additional Override Warrants, Additional Warrants or Escrowed Warrants to freely trade or the perception that these sales could occur. Furthermore, the approximately 126.2 million shares of Common Stock issued upon the consummation of the Exchange Offer and Consent Solicitation are freely tradable by non-affiliates. These sales or issuances, or the perception that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Furthermore, all the warrants issued pursuant to the Warrant Agreement will be subject to certain anti-dilution protection prior to exercise, which may lead to further dilution of our other holders of Common Stock.

Future sales or issuances of a substantial number of these shares of Common Stock, or the perception that such sales or issuances may occur, could cause our share price to fall. We may sell additional shares of Common Stock or warrants exchangeable into Common Stock to raise capital or in connection with other initiatives. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of the Common Stock. The issuance and sales of substantial amounts of Common Stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our Common Stock.

Our Common Stock has been suspended from trading on the New York Stock Exchange and may be delisted.

Trading of our Common Stock on the New York Stock Exchange (the “NYSE”) has been suspended. We failed to satisfy certain minimum listing maintenance requirements to maintain such listing, including maintaining a minimum bid price of $1.00 per share for the Common Stock.

On December 1, 2008, we received a letter from the NYSE, stating that we are not in compliance with the NYSE’s continued listing criteria under Section 802.01C of the NYSE Listed Company Manual and that trading in our Common Stock on the NYSE would be suspended. Trading on the NYSE was suspended prior to market open on December 5, 2008. The NYSE will initiate the process of delisting our Common Stock, subject to the completion of applicable procedures, including our right to request a review by a committee of the Board of Directors of the NYSE Regulation. There has been no appeal of the ruling.

Delisting from the NYSE could make trading our Common Stock more difficult for our investors, leading to declines in share price. Our Common Stock is now quoted on the Pink Sheets (symbol: THMR), and most investors view this as a less desirable and less liquid marketplace. Delisting of our Common Stock would also make it more difficult and expensive for us to raise additional capital.

Certain provisions of our charter and bylaws and Maryland law may prevent a change of control of us that would result in a premium paid to our shareholders.

Our charter and bylaws and the Maryland General Corporation Law contain provisions that could delay, defer, or prevent a transaction or a change of control of us that might involve a premium price for holders of our capital stock or otherwise be in their best interests by increasing the associated costs and time necessary to make an acquisition, making the process for acquiring a sufficient number of shares of our capital stock to effectuate or accomplish such a change of control longer and more costly. Furthermore, our charter prohibits any person or persons acting as a group from owning, directly or indirectly, a number of shares of our capital stock aggregating in excess of 9.8% of the outstanding shares of our capital stock, absent a waiver approved by our Board.

In addition, investors may refrain from attempting to cause a change in control because of the difficulty associated with such a venture because of these limitations.

We may not pay dividends on the Common Stock, and you may not receive funds without selling your Common Stock.

REIT provisions of the Internal Revenue Code generally require that we annually distribute to our shareholders at least 90 percent of all of our taxable income, exclusive of the application of any tax loss carry forwards that may be used to offset current period taxable income. These provisions restrict our ability to retain earnings and thereby generate capital from our operating activities. We may decide at a future date to terminate our REIT status, which would cause us to be taxed at the corporate levels and cease paying regular dividends. In addition, for any year that we do not generate taxable income, we are not required to declare and pay dividends to maintain our REIT status. We suffered a net loss of $2.7 billion during the nine months ended September 30, 2008, and we may not be able to generate taxable income for the foreseeable future.

We are also subject to certain contractual limitations on our ability to pay dividends on our Common Stock. We have agreed with the counterparties to the Override Agreement to suspend dividends on the Common Stock for the term of the Override Agreement, provided that we may declare in December 2008, for payment in January of the following calendar year, a dividend of up to 87% of our taxable income for the calendar year 2008. The indentures governing the Senior Subordinated Notes and our 8.00% Senior Notes due 2013 also restrict our ability to pay dividends.

On March 24, 2008, the Board of Directors of the Company determined that the Company did not have sufficient liquidity to make its next scheduled payments of dividends on Preferred Stock and indefinitely suspended the payment of dividends on all series of Preferred Stock and Common Stock. Therefore, dividends were neither declared nor paid on the Preferred Stock of the Company for the first or second quarter of 2008.

Accordingly, you may have to sell some or all of your Common Stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell the Common Stock and may lose the entire amount of your investment.

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus supplement are being registered for the account of the selling shareholders. We will not receive any of the proceeds from the sale of these shares. If any Escrowed Warrants, Additional Warrants or Additional Override Warrants are exercised with cash, the funds received will be employed for general corporate purposes.

SELLING SHAREHOLDERS

All of the shares of Common Stock described below have been registered for resale or are being registered for resale pursuant to this prospectus supplement. All such shares of Common Stock are owned by the selling shareholders.

On March 31, 2008, the Company raised an aggregate of $1.15 billion from the sale of Senior Subordinated Notes, warrants to purchase our Common Stock and interests in our Principal Participation Agreement in a private placement to qualified institutional buyers under Section 4(2) of the Securities Act of 1933, as amended, with MP TMA L.P. and MP TMA (Cayman) L.P and their affiliates (collectively, “MatlinPatterson”) as the lead investor. In addition, $200 million was originally placed in escrow, of which approximately $11.4 million was withdrawn on June 30, 2008 (the “Escrowed Funds”). On October 1, 2008, due to failure to satisfy the Triggering Event on or prior to September 30, 2008, the remaining $188.6 million of Escrowed Funds was released to the escrow subscribers. Such transaction is referred to herein as the “Financing Transaction.”

In connection with the Financing Transaction, on March 31, 2008, Initial Warrants exercisable for 16,860,655 shares of our Common Stock were issued to purchasers of the Senior Subordinated Notes and Escrowed Warrants exercisable for 3,284,175 shares (reflecting all anti-dilution adjustments as of the date of this prospectus supplement) of our Common Stock were placed in escrow with the Wilmington Trust Company on behalf of such purchasers. On September 30, 2008, in connection with the release of the Escrowed Funds to the subscribers thereto pursuant to the terms of the Company’s escrow agreement with such subscribers, the holders of our Senior Subordinated Notes became entitled to receive their Escrowed Warrants, which were released to such holders effective October 1, 2008 on a pro rata basis (based on the aggregate principal amount of Senior Subordinated Notes outstanding).

In connection with the Override Agreement, on April 1, 2008, we also issued Override Warrants exercisable for 4,696,000 shares of our Common Stock to the counterparties to the Override Agreement.

On October 1, 2008, 2,950,653 Consent Shares of Common Stock were issued to holders of our Senior Subordinated Notes as consideration for their consent to receive the September 30, 2008 interest payment in additional Senior Subordinated Notes in lieu of cash.

In connection with the Financing Transaction, on November 26, 2008, the Additional Warrants exercisable for 282,990,588 (reflecting all anti-dilution adjustments as of the date of this prospectus supplement) shares of our Common Stock were issued to the investors in the Financing Transaction that were participants under the Principal Participation Agreement.

In connection with the Amended and Restated Override Agreement, on December 18, 2008, we also issued warrants exercisable for 14,176,464 shares of our Common Stock in the aggregate to the counterparties to the Override Agreement. The Escrowed Warrants and the Additional Warrants, prior to exercise, will be subject to anti-dilution protection pursuant to the Warrant Agreement. As of January 7, 2009, all of the Initial Warrants and Override Warrants had been exercised; 21,587 of the Escrow Warrants, 9,391,275 of the Additional Warrants and 14,176,464 of the Additional Override Warrants had not been exercised. Each warrant is exercisable for one share of our Common Stock at an exercise price of $0.01 per share.

The table below sets forth the names of the selling shareholders, the number of shares of Common Stock beneficially owned by the selling shareholders immediately prior to the date of this prospectus supplement, and the total number of shares that may be offered pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our Common Stock by the selling shareholders as adjusted to reflect the assumed sale of all of the shares offered under this prospectus supplement. Percentage of beneficial ownership is as of January 7, 2009 and is based on 438,716,805 shares of our Common Stock outstanding, 14,176,464 shares of our Common Stock issuable upon the exercise of the outstanding Additional Override Warrants, 9,391,275 shares of our Common Stock issuable upon the exercise of the outstanding Additional Warrants, 21,587 shares of our Common Stock issuable upon the exercise of the outstanding Escrowed Warrants and shares of our Common Stock issuable upon conversion of the Series E Preferred Stock or Series F Preferred Stock held by the selling shareholders. In addition, the number of shares of our Common Stock issuable upon exercise of the unexercised Additional Override Warrants, Additional Warrants and Escrowed Warrants is subject to adjustment. Accordingly, the number of shares of Common Stock issuable upon exercise of the unexercised Additional Warrants and Escrowed Warrants may increase. The selling shareholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling shareholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

	Number of Shares Beneficially	Percentage of Shares Beneficially Owned	Number of	Beneficial Ownership After the Sale of Maximum Number of Shares
Selling Shareholder	Owned Before Offering(1)	Before Offering(1)	Shares Being Registered	Shares (2)	Percent (2)
Admiral Insurance Company (3)	3,825,873	*	3,825,873	—	—%
Alpha Capital Aerstalt	99,504	*	99,504	—	—%
American Funds Insurance Series—Growth Fund (4)	10,611,314	2.4%	10,611,314	—	—%
Aristeia International Limited (5)	2,107,683	*	2,107,683	—	—%
Aristeia Partners, L.P. (6)	248,225	*	248,225	—	—%
Aristeia Special Investments, Master L.P. (5)	426,881	*	426,881	—	—%
Atlas Master Fund, Ltd.	364,092	*	364,092	—	—%
Bay Pond Investors (Bermuda) L.P. (7)	4,408,264	*	4,408,264	—	—%
Bay Pond Partners L.P. (7)	10,058,410	2.2%	10,058,410	—	—%
Berkley Insurance Company (1)	7,651,744	1.7%	7,651,744	—	—%
Berkley Regional Insurance Company (1)	3,825,873	*	3,825,873	—	—%
Bowman & Co. (9)	1,743,265	*	1,743,265	—	—%
C.C. Arbitrage, Ltd. (10)	198,979	*	198,979	—	—%
Catalyst Senior Income Fund, LLC (11)	207,185	*	207,185	—	—%
CF Special Situation Fund I, LP	796,049	*	796,049	—	—%
CitiGroup Global Markets Limited (12)	4,933,263	*	4,933,263	—	—%
Credit Suisse Securities (USA) LLC (13)	3,723,805	*	3,723,805	—	—%
Crescent 1, LP (14)	214,252	*	214,252	—	—%
Crestview Capital Master, LLC (15)	20,000	*	20,000	—	—%
CRS Fund, Ltd. (14)	242,819	*	242,819	—	—%
Cyrus Opportunities Master Fund II, Ltd. (14)	971,270	*	971,270	—	—%
Debello Investors LLC (16)	2,814,822	*	2,814,822	—	—%
Deer Partners Investment Fund LLC	1,836,075	*	1,836,075	—	—%
Deutsche Bank AG, London Branch	12,527,858	2.8%	12,527,858	—	—%
Deutsche Bank Securities Inc. (17)	3,013,631	*	3,013,631	—	—%
EagleRock Institutional Partners, LP (18)	102,007	*	102,007	—	—%
Eaglerock Master Fund, LP (18)	255,006	*	255,006	—	—%
FBR Capital Markets Corporation (19)	1,020,480	*	1,020,480	—	—%
First Financial Fund, Inc. (7)	2,388,264	*	2,388,264	—	—%
Gary & Mary West Foundation	306,060	*	306,060	—	—%
Gary West	1,224,231	*	1,224,231	—	—%
GPC 69, LLC (20)	39,085	*	39,085	—	—%
HFR RUA OPA1 Master Trust (20)	66,248	*	66,248	—	—%
Hudson Bay Fund LP	422,915	*	422,915	—	—%
Hudson Bay Overseas Fund Ltd	690,018	*	690,018	—	—%
ING Capital, LLC	1,988,756	*	1,988,756	—	—%
Insight Fund, LP (21)	50,216	*	50,216	—	—%
Institutional Benchmarks Series (Master Feeder) Limited (22)	971,235	*	971,235	—	—%
Iroquois Master Fund Ltd. (23)	246,750	*	246,750	—	—%
J. Caird Investors (Bermuda) L.P. (7)	2,318,675	*	2,318,675	—	—%
J. Caird Partners, L.P. (7)	2,318,675	*	2,318,675	—	—%
JP Morgan Chasse Funding Inc.	2,448,275		2,448,275	—	—%
JP Morgan Securities Inc. (24)	2,040,480	*	2,040,480	—	—%
LCG Select Offshore, Ltd. (25)	2,916,917	*	2,916,917	—	—%
LCG Select, LLC (25)	634,290	*	634,290	—	—%
LibertyView Funds, LP (26)	82,875	*	82,875	—	—%
LibertyView Special Opportunities Fund, LP (26)	124,310	*	124,310	—	—%
Luxor Capital Partners Offshore, Ltd. (25)	3,167,739	*	3,167,739	—	—%
Luxor Capital Partners, LP (25)	2,191,723	*	2,191,723	—	—%

	Number of Shares Beneficially	Percentage of Shares Beneficially Owned	Number of	Beneficial Ownership After the Sale of Maximum Number of Shares
Selling Shareholder	Owned Before Offering(1)	Before Offering(1)	Shares Being Registered	Shares (2)	Percent (2)
M.D. Sass Re/Enterprise Portfolio Company, L.P. (27)	1,558,506	*	1,558,506	—	—%
Mary West	1,224,231	*	1,224,231	—	—%
Mountain Special Situations Fund LLC (18)	248,749	*	248,749	—	—%
MP TMA (Cayman) L.P. (28)	1,903,364	*	1,903,364	—	—%
MP TMA L.P. (28)	6,390,043	1.5%	6,390,043	—	—%
PAR Investment Partners, L.P.	8,977,710	2.0%	8,977,710	—	—%
Pequot Diversified Master Fund, Ltd. (29)	147,630	*	147,630	—	—%
RER FI Trading, L.P. (30)	517,888	*	517,888	—	—%
RER Global Liquidity Fund, LP (30)	12,325,719	2.7%	12,325,719	—	—%
Robeco Investment Management, Inc. (31)	9,636,047	2.2%	9,636,047	—	—%
Rockwood Partners, L.P. (32)	385,430	*	385,430	—	—%
RREEF REFlex Master Portfolio Ltd. (33)	950,334	*	950,334	—	—%
R3 Capital Partners Master, L.P.	2,611,634	*	2,611,634	—	—%
Samlyn Offshore, Ltd.	548,239	*	548,239	—	—%
Samlyn Onshore Fund, LP	415,277	*	415,277	—	—%
Santo Holding (Deutschland) GmbH	2,122,263	*	2,122,263	—	—%
Scoggin Capital Management, LP II	2,754,332	*	2,754,332	—	—%
Scoggin International Fund Ltd	2,652,318	*	2,652,318	—	—%
Scoggin Worldwide Fund, Ltd	714,088	*	714,088	—	—%
Seneca Capital LP (34)	816,031	*	816,031	—	—%
Senvest Master Fund LP (35)	53,052	*	53,052	—	—%
Silver Point Capital Offshore Fund, Ltd. (36)	2,890,479	*	2,890,479	—	—%
Silver Point Capital, L.P. (36)	963,494	*	963,494	—	—%
Squidsky & Co. (9)	193,697	*	193,697	—	—%
Stark Global Opportunities Master Fund Ltd. (37)	102,020	*	102,020	—	—%
Stark Master Fund Ltd. (37)	1,938,454	*	1,938,454	—	—%
Talon Total Return Partners (20)	101,578	*	101,578	—	—%
Talon Total Return QP Partners (20)	379,579	*	379,579	—	—%
The Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1 (30)	621,466	*	621,466	—	—%
The Richard E. Rainwater Charitable Remainder Unitrust No. 2 (30)	2,071,550	*	2,071,550	—	—%
The Royal Bank of Scotland Plc (38)	4,009,104	*	4,009,104	—	—%
TMA Ltd. (28)	119,285,180	21.6%	119,285,180	—	—%
Turnberry Master Ltd. (39)	192,736	*	192,736	—	—%
UBS AG	1,276,004	*	1,224,847	51,157	*
UBS Securities LLC (40)	438,459	*	438,459	—	—%
Waterstone Market Neutral Mac51 Fund, Ltd. (41)	2,933,341	*	2,933,341	—	—%
Waterstone Market Neutral Master Fund, Ltd. (41)	5,678,196	1.3%	5,678,196	—	—%
Western Investment Institutional Partners LLC (42)	395,425	*	395,425	—	—%
Wexford Spectrum Investors LLC (16)	5,630,489	1.3%	5,630,489	—	—%
Wolf Creek Investors (Bermuda) BMD L.P. (7)	2,861,059	*	2,861,059	—	—%
Wolf Creek Partners LP (7)	2,856,607	*	2,856,607	—	—%
Any other holder of Common Stock obtained upon conversion of the applicable warrants or any future transferee, pledge, donee or successor of any holder		—		—	—%

*	Less than 1%
(1)	Assumes conversion of all shares of Series E Preferred Stock or Series F Preferred Stock owned by each selling shareholder, at a conversion rate of 0.077232 shares of Common Stock per share of Series E Preferred Stock, and 0.21739 shares of Common Stock per share of Series F Preferred Stock. Also assumes exercise of Additional Override Warrants exercisable into 14,176,464 shares of Common Stock, exercise of Additional Warrants exercisable into 9,391,275 shares of Common Stock and exercise of Escrowed Warrants exercisable into 21,587 shares of Common Stock that were unexercised as of January 7, 2009.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 438,716,805 shares of Common Stock outstanding as of January 7, 2009.
(3)	Admiral Insurance Company, Berkley Insurance Company, and Berkley Regional Insurance Company are majority owned subsidiaries of the W.R. Berkley Corporation.
(4)	American Funds Insurance Series - Growth Fund, or AFIS is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Company Act of 1940, is the investment advisor to AFIS. CRMC provides investment advisory services to AFIS through its division Capital World Investors, or CWI. In that capacity, CWI may be deemed to be the beneficial owner of shares held by AFIS. CWI, however, disclaims such beneficial ownership.
(5)	Aristeia Capital LLC is the investment manager for Aristeia International Limited and Aristeia Special Investments, Master L.P. Aristeia Capital LLC is jointly owned by Kevin Turner, Robert H. Lynch Jr., Anthony Frascella and William Techar
(6)	Aristeia Advisers LLC is the general partner of Aristeia Partners LP. Aristeia Advisers LLC is jointly owned by Kevin Turner, Robert H. Lynch Jr., Anthony Frascella and William Techar
(7)	Wellington Management Company, LLP or Wellington, is an investment advisor registered under the Investment Advisers Act of 1940. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.
(8)	[Reserved].
(9)	T. Rowe Price Associates, Inc., or T. Rowe is investment adviser to the T. Rowe Price High Yield Fund, Inc. has investment and voting control over the shares held by Bowman & Co. and T. Rowe Price Institutional High Yield Fund has investment and voting control over the shares held by Squidsky & Co. T. Rowe has delegated voting authority to the boards of the Price Funds it manages as investment adviser.
(10)	Castle Creek Arbitrage LLC, or Castle Creek, serves as investment manager under a management agreement with C.C. Arbitrage, Ltd. and may exercise dispositive and voting power with respect to the shares owned by C.C. Arbitrage, Ltd. Castle Creek disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek and each disclaim beneficial ownership of the shares own by C.C. Arbitrage, Ltd.
(11)	Catalyst Investment Management Co., LLC and Brad Levie hold voting and dispositive power over the shares of Catalyst Senior Income Fund, LLC.
(12)	CitiGroup Global Markets Limited is a majority owned subsidiary of Citigroup, Inc. Grigorios Markouisos exercises voting and dispositive power over the shares of CitiGroup Global Markets Limited. CitiGroup Global Markets Limited is a party to the Override Agreement.
(13)	Credit Suisse Securities (USA) LLC is an indirect, majority owned subsidiary of Credit Suisse and Credit Suisse Group. Credit Suisse Securities (USA) LLC is a party to the Override Agreement. The Company and its affiliates are clients of and counterparties to Credit Suisse Securities (USA) LLC and its affiliates in connection with various commercial relationships including repurchase and swap agreements, warehouse financing, underwriting agreements in connection with securitizations, and secondary trading activities.
(14)	Stephen C. Friedheim, managing member of Cyrus Capital Partners GP, LLC, exercises voting and dispositive power over the shares of Crescent 1, LP, CRS Fund, Ltd. and Cyrus Opportunities Master Fund II, Ltd.
(15)	Crestview Capital Partners, LLC, or CCP, is the sole managing member of Crestview Capital Master LLC, or CCM, and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.
(16)	Wexford Capital LLC, or Wexford, is the manager of Debello Investors LLC and Wexford Spectrum Investors LLC. Charles Davidson and Joseph Jacobs, each a managing member of Wexford, exercise voting and dispositive power over the shares of Debello Investors LLC and Wexford Spectrum Investors LLC.
(17)	Deutsche Bank Securities Inc. is a majority owned subsidiary of Deutsche Bank AG.
(18)	Nader Tavakoli is a natural person with voting and dispositive power over the shares of EagleRock Institutional Partners, LP, Eaglerock Master Fund, LP and Mountain Special Situations Fund LLC.
(19)	FBR Capital Markets Corporation, or FBR, is a majority owned subsidiary of Friedman, Billings Ramsey & Co., Inc. and FBR Investment Services, Inc. Eric Billings and Rick Hendrix exercise voting and dispositive power over the shares of FBR.
(20)	Talon Asset Management LLC manages and holds voting and dispositive power over the shares of GPC 69, LLC, HFR RUA OPA1 Master Trust, Talon Total Return Partners, and Talon Total Return QP Partners.
(21)	Timothy O’Connell is a natural person with voting and dispositive power over the shares of Insight Fund, LP.
(22)	Institutional Benchmarks Series (Master Feeder) Limited acting solely in respect of the M.D. Sass Re/Enterprise Distressed Securities series.
(23)	Joshua Silverman is a natural person with voting and dispositive power over the shares of Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these securities.

(24)	JP Morgan Securities Inc. is an indirect, majority owned subsidiary of J.P. Morgan Chase & Co.
(25)	Christian Leoneis a natural person with voting and dispositive power over the shares of LCG Select Offshore, Ltd., LCG Select, LLC., Luxor Capital Partners Offshore, Ltd., and Luxor Capital Partners, LP.
(26)	LibertyView Special Opportunities Fund, LP and LibertyView Funds LP have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power of the shares held by them, which is exercised by Richard A. Meckler. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Special Opportunities Fund, LP and LibertyView Funds LP is Neuberger Berman Asset Management, LLC, or NBAM, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The sole member of NBAM is Neuberger Berman, Inc., or NBI. NBI is a wholly-owned subsidiary of Lehman Brothers Holdings, Inc., a publicly traded entity (NYSE:LEH).
(27)	Re/Enterprise Asset Management is a general partner of and exercises voting and dispositive power over the shares of M.D. Sass Re/Enterprise Portfolio Company, L.P.
(28)	TMA Ltd. is the direct owner of Additional Warrants exercisable into 119,285,180 shares of Common Stock and each of MP TMA L.P. and MP TMA (Cayman) L.P. is the direct owner of 6,390,043 shares and 1,903,364 shares of Common Stock, respectively. MatlinPatterson Global Opportunities Partners (Cayman) III L.P. holds approximately 23.0 percent of the ownership interests of TMA Ltd. and TMA (Cayman) L.P. holds the remaining 77.0 percent of the ownership interests in TMA Ltd. MatlinPatterson Global Opportunities Partners III L.P. holds 100 percent of the ownership interests in MP TMA L.P. MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (together with MatlinPatterson Global Opportunities Partners III L.P., the “Funds”) holds 100 percent of the ownership interests in MP TMA (Cayman) L.P. MatlinPatterson Global Partners III LLC is the general partner of each of the Funds, TMA (Cayman) L.P., MP TMA L.P. and MP TMA (Cayman) L.P. and, as a result, has the power to vote or to direct the vote, and to dispose or to direct the disposition, of the shares of Common Stock and warrants beneficially owned by TMA Ltd., MP TMA L.P. and MP TMA (Cayman) L.P. MatlinPatterson Global Advisers LLC (the “Adviser”) is the investment adviser to the Funds and TMA (Cayman) L.P. and, as a result, has the power to vote or to direct the vote, and to dispose or to direct the disposition, of the shares of Common Stock and warrants beneficially owned by TMA Ltd., MP TMA L.P. and MP TMA (Cayman) L.P. MatlinPatterson Asset Management LLC holds 100 percent of the voting interest in and equity of the Adviser and holds 100 percent of the voting interest in MatlinPatterson Global Partners III LLC. MatlinPatterson LLC holds 100 percent of the equity of MatlinPatterson Asset Management LLC.

David J. Matlin and Mark R. Patterson each is a holder of 50 percent of the membership interests in MatlinPatterson LLC. David J. Matlin and Mark R. Patterson may be deemed to have shared voting and investment control over the shares of Common Stock and warrants held by TMA Ltd., MP TMA L.P. and MP TMA (Cayman) L.P. They also have indirect pecuniary interests in such shares through their indirect interests in a limited partner which holds an investment interest and carried interest in the Funds. Their exact pecuniary interests therein are not readily determinable because they are subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in the Issuer. Each of Messrs. Matlin and Patterson and their affiliates named herein disclaim beneficial ownership of the shares held by TMA Ltd., MP TMA L.P. and MP TMA (Cayman) L.P., except to the extent such person holds an indirect pecuniary interest therein.

(29)	Arthur J. Samberg is a natural person with voting and dispositive power over the shares of Pequot Diversified Master Fund, Ltd.
(30)	Richard E. Rainwater may be deemed to have beneficial ownership of the securities held by RER FI Trading, L.P. and RER Global Liquidity Fund, LP., and disclaims beneficial ownership of any of these securities.
(31)	Robeco Investment Management, Inc. is acting in its capacity as investment advisor with discretionary authority on behalf of various beneficial owners of the Common Stock of the Company that have a contractual relationship with Robeco.
(32)	Rockwood Asset Management, the manager of Rockwood Partners, L.P. and Jay Buck, president of Rockwood Partners, L.P., exercise voting and dispositive power over the shares of Rockwood Partners, L.P.
(33)	RREEF America, LLC is the investment manager for and exercise voting and dispositive power over the shares of RREEF REFlex Master Portfolio Ltd.
(34)	Douglas Hirsch is the sole managing member of the general partner of and exercises voting and dispositive power over the shares of Seneca Capital LP. Mr. Hirsch disclaims beneficial ownership in the securities except to the extent of his pecuniary interest herein.
(35)	Richard Mashall is the general partner of and exercises voting and dispositive power over the shares of Senvest Master Fund LP.
(36)	Edward Mule is a natural person with voting and dispositive power over the shares of Silver Point Capital Offshore Fund, Ltd. and Silver Point Capital, L.P.
(37)	Michael A. Roth and Brian J. Stark are natural persons with voting and dispositive power over the shares of Stark Global Opportunities Master Fund Ltd. and Stark Master Fund Ltd. Messrs. Roth and Stark disclaim beneficial ownership in the securities.
(38)	The Royal Bank of Scotland Plc is a majority owned subsidiary of The Royal Bank of Scotland Group Plc. The Royal Bank of Scotland Plc is a party to the Override Agreement.

(39)	Jeff Dobbs is a natural person with voting and dispositive power over the shares of Turnberry Master Ltd.
(40)	UBS Securities LLC is a majority owned subsidiary of UBS AG. UBS Securities LLC is a party to the Override Agreement. UBS Securities LLC and its affiliates have acted as a joint bookrunning manager to the Company, a financial advisor and coplacement manager for the Company, and maintains a repo lending agreement with the Company
(41)	Shawn Bergerson is a natural person with voting and dispositive power over the shares of Waterstone Market Neutral Mac51 Fund, Ltd. and Waterstone Market Neutral Master Fund, Ltd.
(42)	Arthur D. Lipton, managing member of Western Investment LLC, exercises voting and dispositive power over the shares of Western Investment Institutional Partners LLC.

The selling shareholders provided us with the information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by the selling shareholders upon resale of shares of Common Stock being registered hereby. We have, therefore, assumed for the purposes of the registration statement related to this prospectus supplement that the selling shareholders will sell all of their shares registered hereby. See “Plan of Distribution” of the accompanying base prospectus.

Certain selling shareholders have, and within the past three years have had, material relationships with us. See Note 12— Transactions with Affiliates” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and “Risk Factors—Risks Related to Us and Our Business—Some of our shareholders will continue to exert significant influence over us and their interests may conflict with the interests of our other shareholders” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

PLAN OF DISTRIBUTION

The shares of Common Stock offered pursuant to this prospectus supplement are being offered by the selling shareholders. The shares of Common Stock offered pursuant to this prospectus supplement were issued or will become issuable to the selling shareholders upon the exercise of the Initial Warrants, the Override Warrants, the Escrowed Warrants and the Additional Warrants. In addition, the Consent Shares were issued to the selling shareholders in connection with the PIK Consent. As used herein, “selling shareholders” includes the donees, transferees, pledgees or others who may later hold the selling shareholders’ interests.

Pursuant to the Warrant Agreement, we agreed to register the Common Stock underlying the warrants issued under the Warrant Agreement. Under the Warrant Agreement, we are required to indemnify the selling shareholders party to the Warrant Agreement against certain liabilities related to the selling of the Common Stock, including liabilities under the Securities Act. In addition, the Warrant Agreement requires us to pay the costs, fees and expenses of registering the Common Stock underlying such warrants. However, we are not required to pay any underwriting discount, commission or transfer tax relating to the sale of the shares of Common Stock. Pursuant to the Amendment No. 1 to the Override Agreement, the Common Stock underlying the warrants issued to the Override Agreement counterparties will be accorded similar benefits under the warrant agreement dated as of April 1, 2008, among the Company and the counterparties to the Override Agreement. In connection with the PIK Consent, the Company agreed to use its reasonable best efforts to register the Consent Shares for resale by October 10, 2008.

The shares of Common Stock offered pursuant to this prospectus supplement may be sold, from time to time, in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of the Common Stock will be named in a subsequent prospectus supplement, and such subsequent prospectus supplement will set forth the aggregate number of shares of Common Stock covered by this prospectus supplement being offered. The selling shareholders may sell the Common Stock directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

Underwriters may offer and sell the shares of Common Stock at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The selling shareholders also may, from time to time, authorize dealers or agents to offer and sell the Common Stock upon such terms and conditions as may be set forth in a subsequent prospectus supplement. In connection with the sale of any of these shares of Common Stock, underwriters may receive compensation from the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Common Stock for whom they may act as agent. Underwriters may sell the shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares of Common Stock may be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange or over-the-counter market rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales at-the-market to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

The selling shareholders may also enter into derivative or hedging transactions. For example, the selling shareholders may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus supplement, in which case such broker-dealer or affiliate may use shares of Common Stock received from the selling shareholders to close out its short positions;

•	sell Common Stock short itself and redeliver such shares to close out its short positions;

•

enter into option or other types of transactions that require the selling shareholders to deliver Common Stock to a brokerdealer or an affiliate thereof, who will then resell or transfer the Common Stock under this prospectus supplement;

•

loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus supplement; or

•

enter into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Common Stock, who may use a subsequent prospectus supplement to offer such securities.

The selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or agent regarding the sale of the shares of Common Stock covered by this prospectus supplement. Any underwriting compensation that we or the selling shareholders pay to underwriters or agents in connection with the offering of the shares of Common Stock, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in a subsequent prospectus supplement. Dealers and agents participating in the distribution of the Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the Common Stock that they realize may be deemed to be underwriting discounts and commissions.

A selling shareholder may also qualify as an underwriter within the meaning of Section 2(a)(11) of the Securities Act. If any selling shareholder qualifies as an underwriter, it may be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act or the notice of registration requirements of Rule 173 under the Securities Act, if such selling shareholder is not otherwise exempt.

Underwriters, dealers and agents may be entitled, under agreements entered into with us and the selling shareholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in a subsequent prospectus supplement, the obligations of any underwriters to purchase any of the Common Stock will be subject to certain conditions precedent. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates and the selling shareholders and their affiliates in the ordinary course of business.

In connection with the offering of the Common Stock hereby, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase the Common Stock for the purpose of stabilizing their market price.

The underwriters in an offering of the Common Stock may also create a “short position” for their account by selling more Common Stock in connection with the offering than they are committed to purchase from the selling shareholders. In that case, the underwriters could cover all or a portion of the short position by either purchasing the Common Stock in the open market following completion of the offering of the Common Stock or by exercising any over-allotment option granted to them by the selling shareholders. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the Common Stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any subsequent prospectus supplement may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in a subsequent prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in a subsequent prospectus supplement, the selling shareholders may authorize underwriters, dealers, or other persons acting as their agents to solicit offers by certain institutions or other suitable persons to purchase the Common Stock from the selling shareholders at the public offering price set forth in such subsequent prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such subsequent prospectus supplement. Delayed delivery contracts will be subject to the condition that the purchase of the Common Stock covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We estimate that the total expenses in connection with the offer and sale of shares of Common Stock pursuant to this prospectus supplement, other than underwriting discounts and commissions, will be approximately $100,000, including fees of our counsel and accountants, fees payable to the SEC and listing fees.

In addition to selling their Common Stock under this prospectus supplement, the selling shareholders may:

•	transfer their Common Stock in private transactions not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell their Common Stock under Rule 144 of the Securities Act rather than under this prospectus supplement, if the transaction meets the requirements of Rule 144; or

•	sell their Common Stock by any other legally available means.

LEGAL MATTERS

The legality of the shares of our Common Stock will be passed upon for us by Venable LLP. Other legal matters may be passed upon for us by Orrick, Herrington & Sutcliffe LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein and in the registration statement from the Company’s December 31, 2007 Annual Report on Form 10-K/A in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements and financial statement schedule refers to the Company’s restatement of its consolidated financial statements and financial statement schedule as of December 31, 2007, and for the year then ended.

The audit report also contains an explanatory paragraph that states that the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the year ended December 31, 2005 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference in addition to those items identified and incorporated by reference in the accompanying base prospectus:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 28, 2008 as amended and restated on Form 10-K/A for the fiscal year ended December 31, 2007, filed on March 11, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31,2008, June 30, 2008 and September 30, 2008, filed on June 18, 2008, August 26, 2008 and November 13, 2008 respectively;

•	Our definitive Proxy Statement on Schedule 14A, dated and filed with the SEC on April 29, 2008 for our 2008 Annual Meeting of Shareholders held June 12, 2008;

•

Our Current Reports on Form 8-K and 8-K/A filed on March 19, 2008, March 24, 2008, March 25, 2008 (with the exception of Item 7.01 contained therein), March 28, 2008, April 1, 2008 (with the exception of Item 7.01 contained therein), April 2, 2008, April 4, 2008 (with the exception of Item 7.01 contained therein), April 18, 2008, April 28, 2008, June 3, 2008, June 12, 2008 (with the exception of Item 2.02 contained therein), June 13, 2008, July 3, 2008, July 11, 2008, July 18, 2008,

July 30, 2008, September 16, 2008, September 26, 2008, October 6, 2008, October 10, 2008, October 14, 2008., October 31, 2008, November 7, 2008, November 17, 2008, November 20, 2008, December 2, 2008, December 8,2008, December 12, 2008 and December 23, 2008.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the shares to which this prospectus supplement relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus supplement or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents that are incorporated in this prospectus supplement by reference (other than the exhibits to such documents unless those exhibits are specifically incorporated by reference into those documents) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website.

PROSPECTUS

Thornburg Mortgage, Inc.

Debt Securities, Common Stock, Preferred Stock, Warrants,

Shareholder Rights, Guarantees of Debt Securities

By this prospectus, we may offer, from time to time:

•	debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock and/or preferred stock;

•	rights issuable to our shareholders to purchase shares of our common stock and/or preferred stock or to purchase warrants exercisable for shares of our common stock and/or preferred stock;

•	guarantees of debt securities; or

•	any combination of the foregoing.

We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities, including but not limited to the proposed amount of securities, the initial public offering price of the securities and the names of the underwriters or agents, if any. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our common stock, par value $0.01 per share (“Common Stock”), is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TMA,” our 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), is listed on the NYSE under the symbol “TMA PRC,” our Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), is listed on the NYSE under the symbol “TMA PRD,” our 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), is listed on the NYSE under the symbol “TMA PRE,” and our 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), is listed on the NYSE under the symbol “TMA PRF.”

Our capital stock is subject to transfer restrictions designed to preserve our status as a real estate investment trust. See “Description of Equity Securities - Restrictions on Ownership and Transfer.”

Consider carefully the risk factors listed in the section entitled “Forward-Looking Statements” on page 1 of this prospectus and the section entitled “Risk Factors” beginning on page 4 of this prospectus, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

We or the selling securityholders may sell these securities to or through underwriters, dealers or agents, or directly to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2008.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference herein in this prospectus or any accompanying prospectus supplement regarding us or the offering made hereby or thereby and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus and any accompanying prospectus supplement nor any sale made hereunder or thereunder shall create an implication that information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date set forth on the front of the document.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we or any selling securityholder identified in the future may offer and sell any combination of debt securities, Common Stock, preferred stock, warrants to purchase Common Stock and/or preferred stock, rights issuable to our shareholders to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock and guarantees of debt securities in one or more offerings. This prospectus provides you with a general description of the securities we or such selling securityholders may offer. Each time we or such selling securityholders offer to sell securities, we will provide a supplement to this prospectus that will contain specific information with respect to the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.” Unless the context otherwise requires or unless otherwise specified, all references to “we,” “us” or the “Company” in this prospectus and any accompanying prospectus supplement refer to Thornburg Mortgage, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may affect our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, general economic conditions, ongoing volatility in the mortgage and mortgage-backed securities industry, our ability to meet the ongoing conditions of the Override Agreement, our ability to complete the tender offer for our outstanding preferred stock, changes in interest rates, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage securities, our ability to obtain financing and the terms of any financing that we do obtain, our ability to raise additional capital, our ability to retain or sell additional assets, our ability to meet additional margin calls and our ability to continue as a going concern. For a discussion of other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q. The forward-looking statements contained herein speak only as of the date of this prospectus. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ABOUT THORNBURG MORTGAGE, INC.

General

We commenced operations in 1993. Our Common Stock is listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” We are a single-family (one-to-four unit) residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of purchased ARM assets and ARM loans (“ARM Assets”) and are comprised of traditional ARM Assets, which have interest rates that reprice in a year or less, and hybrid ARM Assets, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM Assets for their remaining terms to maturity (“Hybrid ARM Assets”). Purchased ARM assets are mortgage-backed securities that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of collateralized mortgage debt or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution and we do not have the same access to liquidity or insured deposits, our business purpose, portfolio, strategy and method of operation are best understood in comparison to such institutions. Unlike a bank or savings and loan institution, we finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, collateralized mortgage debt and short-term borrowings that are subject to rollover risk instead of deposits or Federal Home Loan Bank advances. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we may enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM Assets. We believe we have minimized our exposure to changes in interest rates since the assets we hold are primarily ARM Assets and we generally maintain a portfolio effective duration of less than one year, which is a calculation expressed in months or years that is a measure of the expected price change of our ARM Assets, hedging instruments and other borrowings based on changes in interest rates. Pursuant to the terms of the override agreement dated March 17, 2008, as amended, entered into by and among us and certain of our reverse repurchase and auction swap agreement counterparties (the “Override Agreement”), we may not enter into any new hedging instruments or ISDA agreements, except cap agreements and swap agreements. Given recent dislocations in the correlation between the prices of our hedging instruments and prices on our mortgage-backed securities, we have temporarily suspended our net effective duration policy. We have a policy to operate with an adjusted equity-to-assets ratio, a non-GAAP measurement, of at least 8%. At March 31, 2008, we were operating at an adjusted equity-to-assets ratio of 22.38%. The adjusted equity-to-assets ratio is a ratio that reflects the relationship between assets financed with recourse debt that is subject to margin calls and our long-term capital, including our senior and subordinated notes. This is a non-GAAP capital utilization measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a reconciliation of this ratio to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity, Capital Resources and Going Concern – Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to optimize our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators and mortgage portfolio lenders. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

We are an externally advised REIT and are managed under a management agreement with Thornburg Mortgage Advisory Corporation (the “Manager”), which manages our operations, subject to the supervision of our Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus. We make available free of charge, through our website, under the “Investors —Investor Information — SEC Filings” section, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investors — Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

RISK FACTORS

Investing in our securities involves risks. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our profitability. Before making an investment decision, you should carefully consider all of the risks described in “Risk Factors” set forth in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and any risk factors in our subsequent SEC filings incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” on page 1 of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for general corporate purposes, such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital, and for liquidity needs. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short term indebtedness. We will not receive any proceeds from the sale by any selling securityholders of securities covered by this prospectus and the related accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

	For the three months ended March 31, 2008		For the years ended December 31,
			2007		2006	2005	2004	2003
Ratio of earnings to fixed charges	—	(1)	—	(2)	1.14x	1.24x	1.37x	1.50x
Ratio of earnings to combined fixed charges and preferred stock dividends(3)	—	(1)	—	(2)	1.13x	1.24x	1.37x	1.48x

(1)	For the three months ended March 31, 2008, total fixed charges and total fixed charges and preferred stock dividends exceed total adjusted earnings available for payment by approximately $3.30 billion and $3.33 billion, respectively.
(2)	For the year ended December 31, 2007, total fixed charges and total fixed charges and preferred stock dividends exceeded total adjusted earnings available for payment by approximately $1.55 billion and $1.59 billion, respectively.
(3)	On March 24, 2008, the Board of Directors determined that the Company did not have sufficient liquidity to make its next scheduled dividend payments on its preferred stock and suspended the payment of dividends on all series of the Company’s preferred stock.

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income or loss from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

DESCRIPTION OF DEBT SECURITIES

We may offer under this prospectus debt securities, including our 8.00% Senior Notes Due 2013 (“Senior Notes”), pursuant to the indenture and the first and second supplemental indentures that we have entered into with Deutsche Bank Trust Company Americas, as trustee (which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part). Certain investors may offer debt securities under this prospectus, including our Senior Subordinated Secured Notes due 2015 (“Senior Subordinated Notes”), pursuant to the indenture that we have entered into with Wilmington Trust Company, as trustee (which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part). Offerings of the Senior Notes or Senior Subordinated Notes will include the related guarantees by certain of our subsidiaries (individually a “Subsidiary Guarantor,” together the “Subsidiary

Guarantors”). We may also offer debt securities, including any related subsidiary guarantees, pursuant to an indenture to be entered into with a trustee named therein and identified in the applicable prospectus supplement. Any indenture pursuant to which we issue debt securities will be qualified under and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We will generally have the ability to issue an unlimited amount of debt securities under any indenture. However, certain of our existing or future debt agreements may limit the amount and type of debt securities we may issue. We will be able to issue debt securities from time to time and in one or more series as determined by us. We may specify a maximum aggregate principal amount for the debt securities of any series. In addition, we will be able to issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other. We will also have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us.

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be our unsecured obligations. Creditors of our existing and future secured debt will have priority in right of payment over holders of the debt securities with respect to our assets that secure such indebtedness. In addition, a portion of our assets is owned through our subsidiaries, some of which may not guarantee our debt securities. If such non-guarantor subsidiaries have debt or other liabilities of their own, such other debt or liabilities will be structurally senior to the debt securities. Our subsidiaries will have a direct obligation with respect to the debt securities only if such debt securities are guaranteed by such subsidiary.

The following is a summary of the general terms and provisions that we anticipate would be included in any indenture pursuant to which we may offer debt securities in a prospectus supplement (collectively, the “Indenture”). A form of such indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indentures for the Senior Notes and the Senior Subordinated Notes are also incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described herein may not apply to the debt securities so offered, including whether they are guaranteed by any of our subsidiaries, will be described in the prospectus supplement relating to such debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary does not purport to be complete or restate any such indenture in its entirety and is subject to, and qualified in its entirety by reference to, all provisions of any such indenture (and any amendments or supplements we may enter into from time to time which are permitted under any such indenture) and the specific debt securities. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as the holders of the debt securities.

General

Prior to the issuance of debt securities of a series, we will execute an indenture or supplemental indenture, as applicable, with the trustee named therein, which will describe the following terms, as applicable, relating to the specific series of debt securities being offered, and which will be filed as an exhibit to or incorporated by reference in the registration statement:

•	the title of the securities;

•	any limit upon the aggregate principal amount of securities which may be issued;

•	the date or dates on which the securities will mature and the amounts to be paid upon maturity of the securities;

•

the rate or rates (which may be fixed or variable) at which the securities will bear interest, if any, the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any interest payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, on the securities will be payable;

•	the place or places where principal of, premium, if any, and interest, if any, on the securities will be payable;

•	any provisions regarding our right to redeem securities or of holders to require us to redeem securities;

•	the right, if any, of holders of the securities to convert them into our stock or any of our other securities, including any provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem securities or a purchase fund which will be used to purchase securities;

•	the percentage of the principal amount of the securities which is payable if maturity of the securities is accelerated because of a default;

•	whether the securities are guaranteed by a Subsidiary Guarantor; and

•	any other terms of the securities.

Authentication

The Indenture provides that the trustee shall authenticate the debt securities at our written direction. A debt security will not be valid until an authorized signatory of the trustee manually signs the certificate of authentication on the security. The signature will be conclusive evidence that the security has been authenticated under the Indenture.

Conversion or Exchange Rights

The Indenture provides that the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our Common Stock, preferred stock or other securities or assets will be set forth in a supplemental indenture. Such conversion or exchange may be mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our Common Stock, preferred stock or other securities or assets to be received by the holders of the series of debt securities would be subject to adjustment. In the absence of any such terms setting forth rights to convert or exchange the debt securities of that series into or for other securities or assets, holders of the debt securities of that series will not have any such rights.

Consolidation, Merger or Sale

The Indenture prohibits us from consolidating with, or merging into, any other corporation or conveying, transferring or leasing our assets substantially as an entirety to any entity, unless such entity is a corporation organized under the laws of the United States, a state of the United States or the District of Columbia and expressly assumes all of our obligations under the Indenture and the debt securities, no event of default under the Indenture will have occurred and be continuing, and we have certified to the trustee that the transaction is in compliance with the above-stated provisions.

Events of Default Under the Indenture

The following are events of default under the Indenture with respect to any series of debt securities issued:

•

failure to pay the principal, or premium, if any, when due at maturity, or upon redemption, acceleration or otherwise, and if provided in a supplemental indenture relating to a series of debt securities, the failure continues for a period specified therein;

•	failure to pay interest when due and such failure continues for 30 days (or such other period as specified in a supplemental indenture relating to a series of debt securities);

•

failure to comply with any other covenant contained in the debt securities or the Indenture, and such failure continues for 60 days after the date we provide notice of such default to the trustee or receive notice from holders of at least 25% in principal amount of the outstanding securities of that series;

•	certain events of bankruptcy or liquidation; and

•	any other event of default provided with respect to that series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the unpaid principal of and accrued interest, if any, due and payable immediately. If an event of default relating to certain events of bankruptcy or liquidation occurs, the principal of, premium, if any, and accrued interest, if any, on all the securities will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The trustee may withhold notice to the holders of debt securities of any default, except a default relating to the payment of principal, premium, if any, or interest, if it determines in good faith that withholding such notice is in the holders’ interest.

The holders of a majority in principal amount of the then outstanding debt securities of an affected series may rescind an acceleration and its consequences if all existing events of default have been cured or waived, except for the nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the then outstanding debt securities of an affected series may waive any default with respect to such series and its consequences, except a default in the payment of principal, premium, if any, or interest on the debt securities of such series or a default in respect of a covenant that cannot be modified or amended without the consent of the holders of all debt securities of that series then outstanding (both of which may be waived with the consent of the holders of all securities of the series then outstanding). Any such waiver shall cure such default.

If an event of default under the Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable series of debt securities, unless it shall have received indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	such direction is not in conflict with any law or the Indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the Indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series have made written request to the trustee to institute a proceeding;

•	such holder or holders have offered reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense; and

•

the trustee does not institute such proceeding, and does not receive from the holders of a majority in principal amount of the then outstanding debt securities of that series contrary directions, within 60 days after such request and offer, and the event of default has not been waived.

We will periodically file statements with the trustee regarding our compliance with conditions and covenants in the Indenture, as required by the Trust Indenture Act. We will also deliver to the trustee an annual officer’s certificate regarding knowledge of any defaults. If any default is reported, the certificate will describe the default, its status and what action we are taking or propose to take with respect thereto.

Amendments, Supplements and Waivers

We and the trustee may amend or supplement the Indenture without notice to or the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in the Indenture; and

•	to change anything that does not materially adversely affect the rights of any holder of debt securities of any series.

In addition, we and the trustee may (i) amend or supplement the Indenture or the securities without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the securities of all series then outstanding or (ii) supplement the Indenture with respect to a series of securities or amend or supplement a supplemental indenture relating to a series of securities, or amend the securities of a series, without notice to any holder but with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of the series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of any security, reduce the rate or extend the time for payment of interest on any security, reduce the principal amount of any security or premium, if any, on any security;

•	impair or affect the right of a holder to institute suit for the payment of interest, if any, principal or premium, if any, on the securities;

•	change the currency in which the securities are payable from that specified in the securities or in a supplemental indenture applicable to the securities;

•	impair the right, if any, to convert the securities into, or exchange the securities for, other securities or assets;

•	reduce the percentage of securities required to consent to an amendment, supplement or waiver;

•	reduce the amount payable upon the redemption of any security or change the time at which any security may or will be redeemed;

•	modify the provisions of any supplemental indenture with respect to subordination of the securities of a series in a manner adverse to the holders; or

•

change provisions relating to the rights of holders to waive defaults, receive payments, exercise conversion or exchange or institute suits related to payments, conversion or exchange under the Indenture.

The holders of a majority in principal amount of the then outstanding debt securities of each series that is affected may waive compliance by us with any provision of the Indenture with regard to that series of debt securities or the debt securities.

Form, Exchange, and Transfer

Unless otherwise specified in a supplemental indenture, the debt securities of each series will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

At the option of the holder, unless otherwise specified in a supplemental indenture, debt securities of any series will be exchangeable for an equal principal amount of debt securities of the same series of other denominations. Unless otherwise specified in a supplemental indenture, debt securities will be transferable upon the surrender of the securities to the registrar for registration of transfer. Unless otherwise provided in the debt securities to be transferred or exchanged, we will not charge a fee for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The trustee will act as registrar and paying agent, unless the supplemental indenture for any series of debt securities appoints a different registrar or paying agent. We may at any time designate additional co-registrars or paying agents.

If the debt securities of any series are to be redeemed, we will not be required to register transfers or exchanges of:

•	any debt securities of that series for a period of 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption; or

•	any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically described in the Indenture and, upon an event of default under the Indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is under no obligation to perform any duty or to exercise any of the powers given it by the Indenture unless it receives indemnity satisfactory to it against any loss, liability or expense that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if it reasonably believes that repayment of the money or indemnity satisfactory to it against the risk or liability is not reasonably assured to it.

Discharge of Indenture

When (i) we deliver to the trustee all outstanding securities of all series of debt securities for cancellation or (ii) all outstanding securities of all series of debt securities have become due and payable, or are due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee money or United States government obligations sufficient to pay the principal, premium, if any, and interest, if any, on the securities of all series of debt securities to maturity or redemption, as the case may be, and if, in the case of either (i) or (ii) above, we also pay or cause to be paid all other sums payable by us under the Indenture, then the Indenture will cease to be of further effect. Notwithstanding the above, our obligations to pay the principal, premium, if any, and interest, if any, on the securities and certain other of our obligations will survive until all the securities of all series of debt securities are no longer outstanding.

Governing Law

Unless otherwise indicated in a prospectus supplement, the Indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue guarantees of debt securities that we offer in any prospectus supplement. The prospectus supplement relating to a particular issue of debt securities will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	which subsidiaries are providing a guarantee;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are joint and several;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	whether the guarantees are secured or unsecured;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated; and

•	any additional terms of the guarantees.

The obligations of our subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF EQUITY SECURITIES

General

We may offer under this prospectus one or more of the following categories of equity securities: (i) shares of our Common Stock; (ii) shares of our preferred stock, in one or more series, including Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; (iii) warrants to purchase our Common Stock and/or preferred stock; (iv) rights issuable to our shareholders to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock; and (v) any combination of the foregoing, either individually or consisting of one or more of the types of securities described in clauses (i) through (iv). The terms of any specific offering of such securities will be set forth in a prospectus supplement relating to such offering.

As of the date of this prospectus, our authorized capital stock consists of 3,955,985,785 shares of Common Stock, 6,525,000 shares of Series C Preferred Stock, 4,000,000 shares of Series D Preferred Stock, 3,162,500 shares of Series E Preferred Stock and 30,326,715 shares of Series F Preferred Stock. Pursuant to our Articles of Incorporation, as amended, corrected or supplemented (the “Articles of Incorporation”), our Board of Directors has the right to classify or reclassify any unissued shares of Common Stock or preferred stock into one or more classes or series of Common Stock, preferred stock or other stock.

Our capital stock, including our Common Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series E Preferred Stock and our Series F Preferred Stock, is subject to restrictions on ownership and transfer. See “—Restrictions on Ownership and Transfer” below.

Common Stock

All shares of Common Stock that we may offer under this prospectus will be duly authorized, fully paid and nonassessable. The statements below describing our Common Stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held of record by that holder on each matter submitted to a vote of shareholders of our Common Stock.

Our Bylaws provide that annual meetings of our shareholders will be held each calendar year on the date determined by our Board of Directors, which date shall be during the month of June, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or by shareholders entitled to cast at least 25% of all votes which shareholders are entitled to cast at the meeting.

No other class or series of our equity securities are entitled to vote with our Common Stock, other than the Series F Preferred Stock. Each holder of Series F Preferred Stock is currently entitled to cast one vote for each share of Common Stock into which such holder’s shares of Series F Preferred Stock are currently convertible, with any fractional share, determined on an aggregate conversion basis, being rounded to the nearest whole share.

Dividends; Liquidation; Other Rights

Subject to the preferential rights of any other classes or series of capital stock, holders of our Common Stock are entitled to receive dividends when, as and if authorized by our Board of Directors and declared by us out of legally available funds. We have agreed with the counterparties to the Override Agreement to suspend dividends on the Common Stock for the term of the Override Agreement, provided that we may declare in December 2008, for payment in January 2009, a dividend of up to 87% of our taxable income for the calendar year 2008. The indentures governing the Senior Subordinated Notes and the Senior Notes also restrict our ability to pay dividends. In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to any holders of our preferred stock. Holders of our Common Stock have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to shares of our Common Stock. Except as provided in the terms of any class or series of our stock, including each series of our preferred stock, our Articles of Incorporation and Bylaws contain no restrictions on our repurchase of shares of our Common Stock.

Pursuant to the warrant agreement under which we issued warrants to the investors in the March 31, 2008 financing transaction, the number of shares of Common Stock, or in certain other circumstances other consideration, underlying such warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and in the event of certain issuances of Common Stock or rights, warrants, options or other securities exercisable into, exchangeable for or convertible into Common Stock.

We have a Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”) that allows shareholders of our Common Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series E Preferred Stock and our Series F Preferred Stock to have their cash dividends reinvested in additional shares of our

Common Stock. The Common Stock to be acquired under the DRSPP may be purchased, at our sole discretion, from us at the average market price of the Common Stock as described in the DRSPP, less a discount ranging from 0% to 5%, or in the open market or in privately negotiated transactions, at the average market price of the Common Stock as described in the DRSPP, without any discount. Shareholders also can make additional monthly cash purchases of Common Stock, subject to a minimum investment of $100 per month ($500 minimum initial investment for new investors) and a maximum investment of $10,000 per month, although we may waive the limitation on the maximum amount upon request, at our sole discretion.

Classification or Reclassification of Common Stock; Conversion of Preferred Stock

Our Articles of Incorporation authorize our Board of Directors to classify or reclassify any unissued shares of Common Stock into other classes or series of shares. We believe that the power to classify or reclassify unissued shares of our Common Stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by the terms of any class or series of Preferred Stock outstanding, applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Prior to the issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our Articles of Incorporation to set, subject to the restrictions on ownership and transfers of our stock contained in our Articles of Incorporation, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.

The Series E Preferred Stock and Series F Preferred Stock are each convertible into shares of Common Stock at the election of the holders of such preferred stock. The Series E Preferred Stock and Series F Preferred Stock are convertible into shares of Common Stock at a conversion rate of 0.77232 and 2.1739 shares of Common Stock per $25.00 liquidation preference, respectively.

Preferred Stock

The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable. Because our Board of Directors has the power to establish the terms of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of shareholders of our Common Stock. For the complete terms of each of our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, see the registration statements on Form 8-A relating to each such series of preferred stock, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

We may sell additional shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, each of which has a liquidation preference of $25.00 per share, or we may establish a new series of preferred stock that we may sell pursuant to this prospectus. The terms of any new series of preferred stock will be fixed by the Articles of Incorporation, including any articles supplementary relating to such series, which will be filed as an exhibit to or incorporated by reference in the registration statement. A prospectus supplement will describe the following terms, as applicable, relating to the specific series of preferred stock being offered, as follows:

•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price of the shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into Common Stock, including the conversion price (or manner of calculation) and conversion period;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	a discussion of certain material federal income tax considerations applicable to the preferred stock;

•	the relative ranking of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our qualification as a REIT.

Warrants

We may issue warrants for the purchase of our Common Stock and/or preferred stock. Warrants may be issued independently or together with other securities offered under this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of warrants will be issued under a separate agreement to be entered into between us and a bank or trust company, as agent (the “Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates (the “Warrant Certificates”). The applicable warrant agreement and form of Warrant Certificate will be filed as exhibits to or incorporated by reference in the registration statement. The Warrant Agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants.

If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

•	the offering price;

•

the aggregate number of securities purchasable upon exercise of such warrants, and in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

•	any provision adjusting the number of securities that may be purchased upon the exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the designation and terms of the securities with which such warrants are being offered and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and the related securities will be transferable separately;

•	the price at which the number of securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise such warrants shall begin and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such warrants.

Rights to Purchase Shares of Common and/or Preferred Stock or to Purchase Warrants Exercisable for Shares of Common and/or Preferred Stock

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock. In this section, we refer to such rights as “shareholder rights.” If shareholder rights are so issued to existing holders of securities, each shareholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If shareholder rights are issued, the applicable prospectus supplement will describe the terms of such shareholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•

aggregate number of shares of preferred stock, shares of Common Stock or warrants purchasable upon exercise of such shareholder rights and in the case of shareholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such shareholder rights or warrants;

•	the date on which the right to exercise such shareholder rights shall commence and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such shareholder rights.

In addition to the terms of the shareholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such shareholder rights who validly exercises all shareholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised shareholder rights issued to other holders, to the extent such shareholder rights have not been exercised.

Holders of shareholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of our Company, except to the extent described in the related prospectus supplement.

Restrictions on Ownership and Transfer

Our Articles of Incorporation prohibit any person or persons acting as a group from owning, directly or indirectly, a number of shares of our capital stock in the aggregate, or of our Series C Preferred Stock or Series D Preferred Stock separately, in excess of 9.8% of the outstanding shares of our capital stock, or Series C Preferred Stock or Series D Preferred Stock, respectively. Our Articles of Incorporation do not impose an additional restriction on the percentage of the outstanding shares of Series E Preferred Stock that any person or group may own. In addition, our Articles of Incorporation prohibit any person from owning shares of Series F Preferred Stock with a value that is greater than the excess, if any, of (1) 9.8% of the value of all of the outstanding shares of our capital stock, over (2) the value of all of the outstanding shares of our capital stock other than the Series F Preferred Stock, if any, that are directly or indirectly owned by such person. Shares of capital stock not owned directly will be deemed to be owned indirectly by any person if that person is considered the beneficial owner of such shares for purposes of Rule 13(d)(3) promulgated under the Exchange Act. In addition, indirect ownership refers to constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified in Section 856(h) of the Code.

The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., “reattribution”). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit. All certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership described above.

Any purported transfer of shares of our capital stock that would result in an intended transferee (the “purported transferee”) owning (directly or indirectly) shares of our capital stock in excess of the 9.8% ownership limit will constitute “excess shares.” Our Board of Directors has the right to refuse to allow such transfers of excess shares to take place. Our Board of Directors also has the right to redeem the excess shares, upon at least one week’s notice to the holder of the shares, for a price equal to the closing price of shares of the same class, series or type on the NYSE on the last business day prior to the redemption date. From and after such redemption date, such shares will not be entitled to any distributions or other benefits, with the exception only of the right to payment of the redemption price for such shares.

Any acquisition or transfer of shares of our capital stock that would cause us to be disqualified as a REIT will be void to the fullest extent permitted by law, and the purported transferee will be deemed to have no interest in those shares. If the foregoing transfer restriction is determined to be void or invalid as a result of any legal decision, statute, rule or regulation, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

At least 15 days prior to any transaction that would cause a shareholder to acquire excess shares in violation of our Articles of Incorporation or within 10 days upon the demand of our Board of Directors, such person must file an affidavit with us setting forth the information required to be reported in returns filed by shareholders under Treasury regulation section 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, upon the demand of our Board of Directors, each proposed transferee of shares of our capital stock may be required to file a statement or affidavit with us setting forth the number of shares already owned by such transferee and any related person.

Our Board of Directors may, pursuant to our Articles of Incorporation, waive the 9.8% ownership limit for a purchaser of our stock who has provided the Board with evidence and assurances that our qualification as a REIT will not be jeopardized. On March 18, 2008, our Board of Directors granted waivers of the 9.8% ownership limit for certain investors and their affiliates in connection with the financing transaction that closed on March 31, 2008.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

Our Bylaws provide for a staggered Board of Directors of between three and twelve directors divided into three classes, with terms of three years each. Under the rules of the NYSE and under our Bylaws, a majority of our directors must be independent. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, is as follows:

Class I	4 Directors	Expires 2010

Class II	3 Directors	Expires 2011

Class III	3 Directors	Expires 2009

At each annual meeting of our shareholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and until their respective successors are duly elected and qualified and the directors in the other two classes will continue in office. A staggered Board of Directors may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our Common Stock or other attributes that our shareholders may consider desirable. In addition, a staggered Board of Directors could prevent shareholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years.

In connection with the recent financing transaction completed on March 31, 2008, we agreed (i) to cause the Board of Directors to consist of 10 directors on March 31, 2008, subject to future increase or decrease in accordance with our Bylaws and the warrant agreement dated March 31, 2008 among the Company and the warrant holders (the “Warrant Agreement”), (ii) that for so long as MP TMA LLC, MP TMA (Cayman) LLC and their affiliates (collectively “MatlinPatterson”) beneficially own unexercised warrants or shares of Common Stock representing (a) at least 5% but less than 10% of the shares of Common Stock outstanding on a fully diluted basis, they may designate one director, (b) at least 10% but less than 15% of the shares of Common Stock outstanding on a fully diluted basis, they may designate two directors, and (c) at least 15% of the shares of Common Stock outstanding on a fully diluted basis, they may designate three directors and (iii) we would appoint to the Board of Directors at least two directors designated by parties to the Warrant Agreement other than MatlinPatterson and the Company. To implement these director designation rights, we agreed to include each individual designated by MatlinPatterson and the other investors in the slate of nominees recommended by the Board of Directors in any election of directors for which MatlinPatterson and the other investors make such a request and to use its best efforts to cause each designated individual to be elected as a director or to cause a designated director to be removed at the request of the designating party. If a designated director ceases to serve on the Board of Directors for any reason, the designating party may designate his or her replacement. The foregoing right to designate directors may be exercised at any time and the composition of our Board of Directors may change significantly following any such designations. On April 22, 2008, MatlinPatterson exercised its right to designate two directors to the Board of Directors, and currently has the right to designate one additional director to the Board of Directors. Effective April 22, 2008, our former directors Michael B. Jeffers and Owen M. Lopez, both of whom were Class II directors, resigned from the Board of Directors and David J. Matlin and Mark R. Patterson were elected by the Board of Directors to fill the resulting vacancies. Messrs. Matlin and Patterson were elected to the Board of Directors for three-year terms at the 2008 Annual Meeting. Effective July 14, 2008, Stuart C. Sherman, a Class III director, resigned from the Board of Directors and on July 17, 2008 Thomas C. Cooley was elected by the Board of Directors to fill the resulting vacancy. Mr. Cooley will serve as a Class III director for a term ending at the annual meeting of shareholders to be held in 2009. Mr. Cooley was also appointed to the Audit Committee of the Board of Directors. Mr. Cooley was recommended to the Nominating/Corporate Governance Committee by one of the investors party to the Warrant Agreement other than MatlinPatterson and represents one of the two directors that such other investors may designate. At this time, no other investor with director designation rights has exercised such right, but such investors may do so at any time.

Our Bylaws provide that any vacancy occurring on our Board of Directors for any cause other than by reason of an increase in the number of directors may, subject to the provision described below for the filling of vacancies for removed directors, be filled by a majority of the remaining members of the Board of Directors, provided that, if a majority of the Board of Directors are required to be independent directors, then independent directors shall nominate replacements for vacancies among the independent directors, which replacements must be elected by a majority of the directors, including a majority of the independent directors. Any vacancy on our Board of Directors occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire Board of Directors, including a majority of independent directors. Our Bylaws provide that shareholders may, by the affirmative vote of a majority of all votes entitled to be cast in the election of directors, remove any director or directors from office for cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed directors.

Indemnification

Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding is one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

On June 12, 2008, the Board of Directors approved a form of indemnification agreement to be entered into with each of our current and future directors and executive officers, as well as certain former executive officers and advisory directors. The Board of Directors specifically approved entering into such agreement (each, an “Indemnification Agreement”) with each of our current executive officers and directors. The Indemnification Agreements require us to indemnify and advance the expenses of these current and former directors and officers to the fullest extent now or hereafter permitted by Maryland law, as amended from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Limitation of Liability

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

Maryland Business Combination Statute

The Maryland General Corporation Law establishes special requirements for certain “business combinations” between a Maryland corporation and “interested shareholders” unless exemptions are applicable. “Business combinations” include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date on which interested shareholder status is determined, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock. Among other things, the law prohibits any business combination between us and an interested shareholder or an affiliate of an interested shareholder for a period of five years after the most recent date on which the interested shareholder became an interested shareholder unless the Board of Directors approved in advance the transaction in which the person became an interested shareholder. The Board of Directors may provide that its approval is subject to compliance with any terms and conditions determined by the Board of Directors.

The business combination statute also requires payment of a fair price to shareholders to be determined as set forth in the statute or a supermajority shareholder approval of any transactions between us and an interested shareholder after the end of the five-year period. This means that the transaction must be recommended by the Board of Directors and approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•

66  2/3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our Board of Directors even if such a transaction would be beneficial to shareholders.

The Board of Directors has exempted any business combination with any person from the business combination statute, so long as the Board of Directors first approves such business combination. We have agreed that we will not amend or modify this provision adversely to the holders of unexercised warrants acquired in the financing transaction without the written consent of the holders of warrants issued in the financing transaction or shares of Common Stock issued upon exercise of any such warrants consisting of the holders of 66  2/3% of (a) the shares of Common Stock then issuable upon the exercise of outstanding warrants issued in the financing transaction and (b) the outstanding shares of Common Stock issued upon the exercise of such warrants.

Maryland Control Share Acquisition Statute

The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by 66  2/3% of the votes entitled to be cast on the matter. The acquirer, officers and directors who are also employees are not entitled to vote on the matter. “Control shares” are shares of stock that, taken together with all other shares of stock owned by the acquirer or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors in one of the following ranges: 10% or more but less than 33  1/3%; 33  1/3% or more but less than 50%; or 50% or more. Control shares do not include shares of stock that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay the expenses of the meeting) may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders’ meeting.

If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or

•	any meeting where shareholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that shareholders would be able to require us to redeem shares of our stock from them for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction or acquisitions of shares approved or exempted by our Articles of Incorporation or Bylaws.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We have agreed that we will not amend or modify this provision adversely to the holders of unexercised warrants acquired in the March 31, 2008 financing transaction without the written consent of the holders of warrants issued in that financing transaction or shares of Common Stock issued upon exercise of any such warrants consisting of the holders of 66  2/3% of (a) the shares of Common Stock then issuable upon the exercise of outstanding warrants issued in the financing transaction and (b) the outstanding shares of Common Stock issued upon the exercise of such warrants. There can be no assurance that the Board of Directors will not amend or eliminate this provision in the future. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. Its telephone number is (800)  937-5449 (toll-free).

FEDERAL INCOME TAX CONSIDERATIONS

Based in part on various factual representations we have made regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification and taxation as a REIT and our method of operating has enabled us to qualify for taxation as a REIT and our proposed method of operating going forward will enable us to continue to qualify for taxation as a REIT. McKee Nelson LLP’s opinion is based on existing federal income tax law governing our qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests concern the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. McKee Nelson LLP will not review our compliance with those tests on a continuing basis. Accordingly, there is no assurance that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.” Furthermore, you should also review the discussion on income taxation and REIT issues in our most recent Quarterly Report on Form 10-Q in “Note 3. Significant Accounting Policies – Income Taxes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters.”

This section summarizes the material federal income tax considerations relevant to our qualification and taxation as a REIT and investors in our securities. McKee Nelson LLP has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material concerning our qualification and taxation as a REIT and your ownership of our securities. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Shareholders—Taxation of Tax-Exempt Shareholders” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for federal income tax purposes), financial institutions or broker-dealers, and nonresident aliens and foreign corporations (except to the extent discussed in “—Taxation of Shareholders—Taxation of Foreign Shareholders” below) and other persons subject to special tax rules.

You should be aware that in this section, when we use the term:

•	“Code,” we mean the Internal Revenue Code of 1986, as amended;

•	“Disqualified Organization,” we mean any organization described in Section 860E(e)(5) of the Code, including:

i.	the United States;

ii.	any state or political subdivision of the United States;

iii.	any foreign government;

iv.	any international organization;

v.	any agency or instrumentality of any of the foregoing;

vi.	any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii.	any rural electrical or telephone cooperative;

•	“Domestic Shareholder,” we mean a Shareholder that is a U.S. Person;

•	“Foreign Shareholder,” we mean a Shareholder that is not a U.S. Person;

•	“IRS,” we mean the Internal Revenue Service;

•	“QRS,” we mean a qualified REIT subsidiary as that term is defined in Section 856(i)(2) of the Code;

•	“REMIC,” we mean a real estate mortgage investment conduit;

•	“Shareholder,” we mean a holder of shares of our capital stock;

•	“TMP,” we mean a taxable mortgage pool as that term is defined in Section 7701(i)(2) of the Code;

•	“TRS” we mean a taxable REIT subsidiary as that term is defined in Section 856(l) of the Code;

•

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

The statements in this section and the opinion of McKee Nelson LLP are based on the current federal income tax laws. There is no assurance that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. There is no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our securities and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation as a REIT

If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that we currently distribute to our Shareholders, but taxable income generated by our domestic TRSs will be subject to regular federal (and applicable state and local) corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to Shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay federal income tax at the highest corporate rate on:

•

net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay federal income tax on our net long-term capital gain. In that case, a Domestic Shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

•

If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our stock during that year, then we will be subject to tax at the highest corporate federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more collateralized mortgage debt offerings or one or more trusts formed in connection with our securitization transactions, but intend to structure each collateralized mortgage debt offering and each securitization transaction so that the issuing entity would not be classified as a TMP. See “—Taxable Mortgage Pools.”

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in Section 544 of the Code, as modified by Section 856(h) of the Code.

7.	It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued and outstanding common and preferred stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Articles of Incorporation restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our Articles of Incorporation restricting the ownership and transfer of common and preferred stock are described in “Description of Equity Securities—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for federal income tax purposes. We intend to continue to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a QRS is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such QRS will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a collateralized mortgage debt issuer or other securitization vehicle that is treated as a corporation for tax purposes, that collateralized mortgage debt issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the collateralized mortgage debt issuer or other securitization vehicle jointly elect to treat the collateralized mortgage debt issuer or other securitization vehicle as a TRS.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners that are not QRSs or disregarded entities with respect to the REIT, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a QRS or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to federal (and applicable state and local income tax) corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our Shareholders.

A REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We scrutinize all of our transactions with any of our TRSs in an effort to ensure that we do not become subject to this excise tax; however, there is no assurance that we will be successful in avoiding this excise tax.

Gross Income Tests

We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not property held primarily for sale to customers in the ordinary course of business) or any combination of these.

Gross income from the sale of property held primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code, as described under “—Failure to Satisfy Gross Income Tests.” Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test) as described under “—Hedging Transactions” below. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but there is no assurance that we will be successful in this effort.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRSs will not be included for purposes of the gross income tests.

Dividends

Our share of any dividends received from any corporation (including any TRS but excluding any QRS) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property

We currently do not own and do not intend to acquire any significant amount of real property that we would hold for the production of rental income.

Hedging Transactions

We have, from time to time, entered into hedging transactions with respect to the interest rate risk associated with our borrowings and we intend to do so going forward. Generally, for any hedging transaction that we entered into prior to December 31, 2004 to manage interest rate risk associated with incurring indebtedness to acquire or carry real estate assets, such as mortgage loans or mortgage-backed securities, any income or gain from such hedging transactions would be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For hedging transactions that we have entered into after December 31, 2004, we must comply with certain identification procedures set out in Treasury regulations to ensure the status of our hedging transactions as hedges for tax purposes, and, as was the case under the earlier rule, our hedges must manage risk associated with debt incurred or to be incurred to acquire or carry real estate assets. To the extent that we enter into a contract to hedge interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, and to the extent we comply with applicable tax hedge identification rules, any income and gain from such hedging transaction will be excluded from gross income for purposes of the 95% gross income test but will be treated as non-qualifying income for purposes of the 75% gross income test. To the extent that we hedge for other purposes, the resultant income or gain from hedging may not be treated as income that qualifies under the 95% gross income test. We have endeavored to structure any hedging transaction in a manner that does not jeopardize our status as a REIT but there is no assurance that we will be successful in this regard. We have conducted, and may continue to conduct, some or all of our hedging activities through a TRS, rather than participating in hedging transactions directly. There is no assurance, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy Gross Income Tests

We have monitored and intend to continue to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. There is no assurance, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation as a REIT,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

In the third quarter of our 2007 taxable year, market conditions forced us to dispose of a significant portion of our portfolio of mortgage-backed securities, which, until the time we disposed of them, were a source of significant amounts of gross income that qualified for purposes of both the 75% gross income test and the 95% gross income test. At the same time, we were compelled to dispose of or otherwise terminate associated interest rate swap agreements and thereby recognize a gain that is not eligible for exclusion from gross income under the special REIT hedging rule for purposes of the 95% gross income test. See “— Hedging Transactions” above for a description of the treatment of gross income that we derive from hedging transactions.

The treatment of gains from the disposition or termination of such interest rate swap agreements for purposes of the 95% gross income test is not clear, and if such gross income is not qualifying for the 95% gross income test, then we may have failed that test for our 2007 taxable year. We believe, however, that even if we are considered to have failed the 95% gross income test for our 2007 taxable year, our failure of the 95% gross income test would be considered to be due to reasonable cause and not willful neglect. As such, we would not be disqualified as a REIT for failure of the 95% gross income test, provided that we complied with certain reporting requirements and paid a tax based, in part, on the amount by which we failed the test. To the extent we are considered to have failed the 95% gross income test, we expect that any tax due would be less than $300,000 because the amount by which we would be considered to have failed the 95% gross income test would be less than one percent.

McKee Nelson LLP, our tax counsel, in providing the opinion set out in the first paragraph under “Federal Income Tax Considerations,” has concluded that if we are considered to have failed the 95% gross income test for our 2007 taxable year, that such failure will be considered to be due to reasonable cause and not willful neglect such that the failure will not result in our disqualification as a REIT for our 2007 taxable year. Opinions of counsel are not, however, binding on the IRS or the courts. If, notwithstanding the opinion of McKee Nelson LLP, the IRS were to assert that we failed the 95% gross income test for our 2007 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate for our 2007 taxable year. We would not be eligible to again elect REIT qualification until our 2012 taxable year. See “Failure To Qualify” below.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of real estate assets, cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs, and interests in mortgage loans secured by real property (including certain types of mortgage-backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, QRSs, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, QRSs, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, not more than 25% of our total assets may be represented by securities. For purposes of the 10% value test, the term “securities” does not include certain straight debt securities. Generally, the term “straight debt” refers to debt instruments that do not provide for contingent payments based on earnings or profits of the issuer or another party and are not convertible into stock of the issuer.

Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for straight debt. Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT will not so qualify.

Any regular or residual interest that we own in a REMIC will generally qualify as real estate assets. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC for purposes of the asset tests.

We believe that most of the real estate-related securities that we have held, and that we expect to hold going forward, have been and will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

We have monitored and will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There is no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we are required to estimate the value of our assets to ensure compliance with the asset tests. However, some of the assets that we may own may not be susceptible to precise valuation. Although we have sought to and will continue to seek to be prudent in making these estimates, there is no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy Asset Tests

If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a failure of any of the asset tests, other than one described in the immediately preceding sentence, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our Shareholders in an amount at least equal to:

(A) the sum of

(i)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii)	90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(B) the sum of certain items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to Shareholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to our Shareholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to Shareholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate federal income tax and the 4% nondeductible excise tax.

We may elect to retain, rather than distribute, our net capital gain, if any, and pay tax on such gains. In this case, we could elect to have our Shareholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit for their share of the tax paid by us. Shareholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of shareholders, of any distributions that are actually made by the REIT, which are generally taxable to shareholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders.”

We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage-backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, in order to fund our distribution requirement and maintain our REIT qualification, we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. There is no assurance, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to Shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to Shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to Shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate Shareholders may be eligible for the dividends received deduction, and individual Shareholders and other non-corporate Shareholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we have not held and do not expect to hold assets primarily for sale to customers in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and there is no assurance that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS, although such income will be subject to tax in the hands of the TRS at regular federal corporate income tax rates.

Foreclosure Property

A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain mortgage-backed securities as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We have not entered into, and we do not intend to enter into, securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a QRS and, as such, ignored as an entity separate from the REIT.

If, notwithstanding our intent to avoid having the issuing entity in any of our securitization or financing transactions classified as a TMP, one or more of such transactions was so classified, then as long as we owned 100% of the equity interests in the issuing entity, all or a portion of the income that we recognize with respect to our investment in the issuing entity will be treated as excess inclusion income. Section

860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

Although we intend to structure our securitization and financing transactions so that we will not recognize any excess inclusion income, there is no assurance that we will always be successful in this regard. If, notwithstanding our intent, we recognized excess inclusion income, then under guidance issued by the IRS, we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our Shareholders and we must notify our Shareholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization, your excess inclusion income is subject to the unrelated business income tax; then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Shareholders who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our Common Stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Domestic Shareholders that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Domestic Shareholder will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our stock. However, corporate Domestic Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our stock you own, but rather, will reduce your adjusted tax basis in your stock. Assuming that the stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

If we declare a dividend in October, November or December of any year that is payable to Shareholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

Although we do not expect to recognize any excess inclusion income, if we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our stock will generally be capital gain or loss for federal income tax purposes, and will be long-term capital gain or loss if you held the stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

If you recognize a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Amounts that you are required to include in taxable income with respect to our stock that you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of stock. Generally, income you recognize with respect to our stock will be treated as investment income for purposes of the investment interest limitations.

Information Reporting and Backup Withholding. We will report to our Shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against your income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Shareholder (i) has not held our stock as “debt financed property” within the meaning of the Code and (ii) has not used our stock in an unrelated trade or business, amounts that we distribute to tax-exempt Shareholders generally should not constitute UBTI. However, a tax-exempt Shareholder’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

Tax-exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from taxation under special provisions of the federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Equity Securities—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to a foreign owner.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign Shareholders as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Ordinary Dividend Distributions. The portion of dividends received by a Foreign Shareholder payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Shareholder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our stock. In cases where the dividend income from a Foreign Shareholder’s investment in our stock is (or is treated as) effectively connected with the Foreign Shareholder’s conduct of a U.S. trade or business, the Foreign Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Foreign Shareholder that is a foreign corporation). If a Foreign Shareholder is the record holder of shares of our stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Shareholder unless:

•	a lower income treaty rate applies and the Foreign Shareholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Shareholder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

Non-Dividend Distributions. Distributions we make to a Foreign Shareholder that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Shareholder’s adjusted tax basis in our stock at the time of the distribution and, as described below, the Foreign Shareholder would otherwise be taxable on any gain from a disposition of our stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Shareholder may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Shareholder.

Capital Gain Dividends. Distributions that we make to Foreign Shareholders that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage-backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and may also be subject to branch profits tax if the Foreign Shareholder is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury regulations interpreting the FIRPTA provisions of the Code can be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Shareholders, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Shareholder so long as (i) the class of our stock is regularly traded (as defined by applicable Treasury regulations) on an established securities market in the United States, and (ii) the Foreign Shareholder owns (actually or constructively) no more than 5% of such class of stock at any time during the one-year period ending with the date of the distribution.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a Foreign Shareholder generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our stock will constitute a USRPI. Our stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Foreign Shareholders.

Even if we do not constitute a domestically controlled REIT, a Foreign Shareholder’s sale of our stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Foreign Shareholder has owned (actually or constructively) 5% or less of our outstanding stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Shareholder would generally be subject to the same treatment as a Domestic Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Shareholder in two cases. First, if the Foreign Shareholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such Foreign Shareholder, the Foreign Shareholder will generally be subject to the same treatment as a Domestic Shareholder with respect to such gain. Second, if the Foreign Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. Our stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock

A redemption of preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. Such a redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only non-voting preferred stock is redeemed), (ii) results in a “complete termination” of the holder’s equity interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our Common Stock and preferred stock considered to be owned by a Shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our Common Stock and preferred stock actually owned by the Shareholder, must generally be taken into account. If a holder of preferred stock owns (actually and constructively) no shares of our outstanding Common Stock or an insubstantial percentage thereof, a redemption of shares of preferred stock of that Shareholder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time the determination must be made. Prospective holders of preferred stock are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to a particular Shareholder, it will be treated as a taxable sale or exchange by that Shareholder. As a result, the Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the Shareholder’s adjusted tax basis in the shares of the preferred stock. Such gain or loss will be capital gain or loss if the shares of preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the Shareholder. The Shareholder’s adjusted tax basis in the redeemed shares of the preferred stock will be transferred to the Shareholder’s remaining shares of our stock. If the Shareholder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Although the Department of the Treasury had proposed regulations that would have, if adopted, altered the method for recovering your adjusted tax basis in any shares redeemed in a dividend-equivalent redemption, the Department of Treasury withdrew those proposed regulations.

Conversion of Preferred Stock into Common Stock

In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of Common Stock. The basis that a Shareholder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the Shareholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of preferred stock converted. A Shareholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the Shareholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a Shareholder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into Common Stock.

Adjustments to Conversion Price

Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the Shareholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a Shareholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant, a Shareholder will not recognize gain or loss and will have a tax basis in the Common Stock and/or preferred stock received equal to the tax basis in such Shareholder’s warrant plus the exercise price of the warrant. The holding period for the Common Stock and/or preferred stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the Shareholder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Shareholder Rights

Shareholder rights, like warrants, represent the right to purchase shares of Common Stock and/or preferred stock or warrants exercisable for Common Stock and/or preferred stock for a fixed price on or after a specified date or on or after the occurrence of a specified event. As in the case of a warrant, the purchase of Common Stock and/or preferred stock upon exercise of shareholder rights will not result in the recognition of gain or loss. The rules for determining the basis and holding period of the stock acquired upon exercise, the consequences of a sale or disposition, and the consequences of a lapse of shareholder rights are identical to those described above with respect to warrants under “-Warrants.”

Holders of Debt Securities

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is a U.S. Person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of debt securities that is not a U.S. Holder.

U.S. Holders

Payments of Interest

In general, interest on debt securities will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes. In addition, if an issue of debt securities is issued with more than a de minimis amount of original issue discount (“OID”) then you will be required to include such OID in income as it accrues on a constant yield to maturity basis regardless of your method of tax accounting. The prospectus supplement for any offering of debt securities will indicate whether the issue of debt securities will be considered to have been issued with OID.

Sale, Retirement or Other Taxable Disposition

In general, a U.S. Holder of a debt security will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt security in an amount equal to the difference between the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income); and the U.S. Holder’s adjusted tax basis in such debt security.

A U.S. Holder’s tax basis in a debt security generally will be equal to the price paid for such debt security. Generally, except to the extent a U.S. Holder acquires a debt security at a market discount, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the debt security for more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at a rate not to exceed 15%, whereas short-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation’s holding period. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells a debt security between record dates for payments of distributions will be required to include accrued but unpaid interest or original issue discount on the debt security through the date of disposition as ordinary income and to add the amount of the original issue discount to its adjusted tax basis in the debt security.

In the case of a debt security that is not issued with OID, you will be considered to have acquired the debt security at a market discount if, at the time of acquisition, your adjusted basis in the debt security exceeds its stated principal amount by more than a statutorily defined de minimis amount. Generally, unless you elect to include market discount in income as it accrues, gain you recognize on the sale, retirement, or other disposition of the debt security will be treated as ordinary income to the extent of any accrued market discount. Generally, market discount accrues on a straight-line basis, but you can elect to accrue market discount on an economic accrual basis.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to United States federal income or withholding tax on payments of principal, premium (if any) or interest (including OID, if any) on a debt security if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a controlled foreign corporation related to us. If this exemption does not apply, such interest will be subject to a 30% gross withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder, or the “Withholding Agent,” must have received, before payment, a statement that:

•	is signed by the Non-U.S. Holder under penalties of perjury;

•	certifies that the Non-U.S. Holder is not a U.S. Holder; and

•	provides the name and address of the Non-U.S. Holder.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

In addition, a Non-U.S. Holder generally will not be subject to federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a debt security, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

If interest and other payments received by a Non-U.S. Holder with respect to the debt securities (including proceeds from a sale, retirement or other disposition of the debt securities) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder’s ownership of the debt securities), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the “branch profits tax” if such holder is a corporation.

The value of a debt security will not be includable in the estate of an individual Non-U.S. Holder unless the individual owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of such individual’s death, payments in respect of the debt security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Other Tax Considerations

Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in our stock or debt securities may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Department of the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock or debt securities.

State and Local Taxes. We and our Shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold to or through one or more underwriters or dealers or the securities may be sold to investors directly or through agents. The securities offered pursuant to any applicable prospectus supplement may be sold in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales at-the-market to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the securities that they realize may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of the securities hereby, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

Our Common Stock is currently listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” Any shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock sold pursuant to this prospectus, and any supplement thereto, will be listed on the NYSE, subject to official notice of issuance. Our Senior Notes are not listed on any securities exchange. Unless we specify otherwise in the applicable prospectus supplement, any other securities that we sell pursuant to this prospectus, and any supplement thereto, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. There is no assurance, therefore, as to the liquidity of or trading market for any securities that we sell, other than our Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock. However, on May 29, 2008, we received a letter from the NYSE, stating that the Company is not in compliance with the NYSE’s continued listing criteria under Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s common stock had been less than $1.00 for 30 consecutive trading days. We must regain a $1.00 share price and a $1.00 average share price over 30 consecutive trading days within six months from the receipt of the notice to cure this deficiency or will be subject to suspension and delisting procedures.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with the resale of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Heller Ehrman LLP, Los Angeles, California. The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by McKee Nelson LLP, Washington, D.C. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel, which shall be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, included in the Form 8-K filed by the Company on July 30, 2008, and management’s annual report on internal control over financial reporting as of December 31, 2007, included in the Company’s December 31, 2007 Annual Report on Form 10K/A, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements and financial statement schedule refers to the Company’s restatement of its consolidated financial statements and financial statement schedule as of December 31, 2007, and for the year then ended.

The audit report also contains an explanatory paragraph that states that the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the year ended December 31, 2005 incorporated in this prospectus by reference to the Thornburg Mortgage, Inc.’s Current Report on Form 8-K dated July 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect and copy such reports, proxy statements and other information at the public reference facilities that the SEC maintains in the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. This material can also be obtained from the SEC’s website at www.sec.gov. All reports, proxy statements and other information that we file with the SEC are also available by visiting our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, under the Securities Act, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the accompanying exhibits for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed on March 11, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on June 18, 2008;

•	Our definitive Proxy Statement on Schedule 14A, dated and filed with the SEC on April 29, 2008 for our 2008 Annual Meeting of Shareholders held on June 12, 2008;

•

Our Current Reports on Form 8-K and 8-K/A filed on January 16, 2008, March 3, 2008, March 5, 2008, March 7, 2008 (with the exception of Item 2.02 contained therein), March 12, 2008, March 19, 2008, March 24, 2008, March 25, 2008 (with the exception of Item 7.01 contained therein), March 28, 2008, April 1, 2008 (with the exception of Item 7.01 contained therein), April 2, 2008, April 4, 2008 (with the exception of Item 7.01 contained therein), April 18, 2008, April 28, 2008, June 3, 2008 (with the exception of Item 7.01 contained therein), June 13, 2008, July 3, 2008, July 11, 2008, July 18, 2008 and July 30, 2008;

•	The description of our Common Stock included in our registration statement on Form 8-A filed on April 27, 1993;

•	The description of our Series C Preferred Stock included in our registration statement on Form 8-A filed on March 21, 2005;

•	The description of our Series D Preferred Stock included in our registration statement on Form 8-A filed on November 20, 2006;

•	The description of our Series E Preferred Stock included in our registration statement on Form 8-A filed on June 19, 2007; and

•	The description of our Series F Preferred Stock included in our registration statement on Form 8-A filed on September 5, 2007.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares to which this prospectus relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents that are incorporated in this prospectus by reference (other than the exhibits to such documents unless those exhibits are specifically incorporated by reference into those documents) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website.